Exhibit (a)(43)

RINKER
FULL FINANCIAL REPORT 2007

Rinker Group Limited full financial report
Year ended 31 March 2007

ABN: 53 003 433 118

Full
financial
report

Presentation of Information in US Dollars

The directors believe that the best measure of performance for Rinker’s US and Australian subsidiaries is in their respective local currencies inasmuch as they generate virtually all revenue and incur all costs in those local currencies. Rinker Materials Corporation (Rinker Materials) US dollar denominated performance represents approximately 80% of the Rinker group result. Consequently, the directors believe US dollar reporting represents the best measure of overall Rinker group performance.

Financial report contents

Rinker Group Limited and controlled entities

1	Consolidated income statement
2	Consolidated balance sheet
3	Consolidated cash flow statement
4	Consolidated statement of recognised income and expense
5	Notes to the consolidated financial statements

Rinker Group Limited — parent company

45	Income statement
45	Balance sheet
46	Cash flow statement
47	Statement of recognised income and expense
48	Notes to the financial statements

55	Directors’ declaration
56	Independent auditor’s report

Rinker Group Limited and its controlled entities

Consolidated income statement

YEAR ENDED 31 MARCH	NOTE	US$ MILLION 2007	US$ MILLION 2006

Trading revenue		5,337.3	5,108.4
Cost of sales		(2,744.0)	(2,666.3)
Warehouse and distribution costs		(1,058.6)	(1,015.2)
Selling, general and administrative costs
— general		(366.3)	(373.8)
— takeover defence costs		(14.5)	—
Share of profits from investments accounted for using the equity method		25.3	32.6
Other income	3	44.5	68.4
Other expenses	3	(5.8)	(8.5)
Profit before finance and income tax expense		1,217.9	1,145.6
Interest income	6	15.9	21.7
Finance costs	6	(57.3)	(41.8)
Profit before income tax expense		1,176.5	1,125.5
Income tax expense	10	(390.1)	(381.9)
Net profit		786.4	743.6
Net profit attributable to minority interests		4.0	3.4
Net profit attributable to members of Rinker Group Limited		782.4	740.2

		(US cents per share)
Earnings per share based on net profit attributable to members of Rinker Group Limited
Basic	8	87.3	80.5
Diluted	8	86.9	80.2
Weighted average number of shares outstanding
Basic	8	896.3	919.8
Diluted	8	899.9	922.6
Exchange rate (A$=US$)		0.7757	0.7471

Notes to the consolidated financial statements are annexed.

Rinker Group Limited and its controlled entities

Consolidated balance sheet

AS AT 31 MARCH	NOTE	US$ MILLION 2007	US$ MILLION 2006

Current assets
Cash and cash equivalents	11	185.9	289.1
Receivables	12	671.4	672.3
Inventories	13	373.7	330.9
Other current assets	19	23.1	20.7
Current assets		1,254.1	1,313.0

Non-current assets
Receivables	12	22.3	45.2
Inventories	13	9.8	8.6
Investments accounted for using the equity method	34	148.0	132.9
Other financial assets	14	40.3	32.6
Property, plant and equipment	15	2,233.1	1,963.4
Intangibles, including goodwill	17	937.1	901.7
Other non-current assets	19	59.6	59.8
Non-current assets		3,450.2	3,144.2
Total assets		4,704.3	4,457.2

Current liabilities
Payables	20	511.8	542.2
Borrowings	21	9.4	5.4
Income tax liabilities		49.1	62.4
Provisions	22	77.4	76.2
Current liabilities		647.7	686.2

Non-current liabilities
Payables	20	88.8	94.1
Borrowings	21	1,092.3	645.2
Net deferred income tax liabilities	10	218.0	205.8
Provisions	22	144.5	138.6
Non-current liabilities		1,543.6	1,083.7
Total liabilities		2,191.3	1,769.9
Net assets		2,513.0	2,687.3

Equity
Contributed equity (a)	23	636.0	1,138.7
Shares held in trust	24	(52.3)	(44.2)
Reserves	24	286.5	182.4
Retained profits	24	1,632.7	1,401.3
Equity attributable to members of Rinker Group Limited		2,502.9	2,678.2
Minority interests	25	10.1	9.1
Total equity		2,513.0	2,687.3

(a)          Changes to the then Corporations Law abolished the authorised capital and par value concepts in relation to share capital from 1 July 1998. Therefore, the Company does not have a limited amount of authorised capital and issued shares do not have a par value.

Exchange rate (A$=US$)	0.8074	0.7155

Notes to the consolidated financial statements are annexed.

Rinker Group Limited and its controlled entities

Consolidated cash flow statement

YEAR ENDED 31 MARCH	NOTE	US$ MILLION 2007	US$ MILLION 2006

Cash flows from operating activities
Receipts from customers		5,717.2	5,320.3
Payments to suppliers and employees		(4,375.1)	(4,070.0)
Dividends and distributions received		28.5	30.5
Interest received		16.1	22.4
Income taxes paid		(396.0)	(360.8)
Net cash from operating activities		990.7	942.4

Cash flows from investing activities
Purchase of property, plant and equipment and other non-current assets		(382.9)	(383.7)
Proceeds from sale of property, plant and equipment and other non-current assets		47.2	63.4
Purchase of subsidiaries and businesses net of cash acquired	35	(97.2)	(160.8)
Proceeds from sale of interests in subsidiaries and businesses	35	9.2	53.7
Loans and receivables advanced		(7.9)	(19.9)
Loans and receivables repaid		3.1	37.0
Net cash (used in) investing activities		(428.5)	(410.3)

Cash flows from financing activities
Proceeds from borrowings		4,381.5	1,222.7
Repayments of borrowings		(3,931.4)	(1,438.7)
Dividends paid		(559.2)	(193.5)
Capital return	23	(347.3)	—
Minority interest distributions, net of cash contributions		(3.0)	(1.7)
Payments for Rinker Group Limited share buyback	23	(155.4)	(337.2)
Interest and other finance costs paid		(54.1)	(43.2)
Payments for shares held in trust		(26.7)	(22.7)
Net cash (used in) financing activities		(695.6)	(814.3)

Net (decrease) increase in cash held		(133.4)	(282.2)
Cash and cash equivalents at the beginning of the financial year		289.1	588.2
Effect of exchange rate changes		30.2	(16.9)
Cash and cash equivalents at the end of the financial year	11	185.9	289.1

Reconciliation of net profit to net cash from operating activities
Net profit		786.4	743.6
Depreciation, depletion and amortisation	7	223.1	208.9
Transfer to provisions		(1.4)	1.9
Interest expense	6	52.3	36.5
(Profit) loss on asset sales		(36.2)	(58.9)
(Increase) decrease in trade receivables		56.4	(86.5)
(Increase) in current inventories		(32.1)	(34.2)
(Increase) decrease in other assets		(5.1)	2.1
Increase (decrease) in trade payables and other creditors and accruals		(66.6)	95.9
Net change in tax balances		(5.9)	21.1
Other		19.8	12.0
Net cash from operating activities		990.7	942.4

Exchange rate (A$=US$)		0.7757	0.7471

Notes to the consolidated financial statements are annexed.

Rinker Group Limited and its controlled entities

Consolidated statement of recognised income and expense

YEAR ENDED 31 MARCH	US$ MILLION 2007	US$ MILLION 2006

Translation of foreign operations:
Exchange differences taken to equity	108.2	(60.6)
Cash flow hedges:
Effective portion of changes in fair value of cash flow hedges	(3.5)	1.4
Actuarial gain (loss) on defined benefit plans	7.2	(4.3)
Income tax on items taken directly to or transferred from equity	1.9	4.1
Net income (expense) recognised directly in equity	113.8	(59.4)

Transfers:
Foreign currency translation reserve of controlled entity transferred to (profit) on sale	—	(2.3)
Net profit for the period	786.4	743.6
Total recognised income and expense for the period	900.2	681.9

Attributable to:
Members of Rinker Group Limited	896.2	678.5
Minority interests	4.0	3.4
	900.2	681.9

Exchange rate (A$=US$)	0.7757	0.7471

Notes to the consolidated financial statements are annexed.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements

1 Significant accounting policies

Basis of preparation and significant accounting policies

This Full Year Report is a general purpose financial report prepared in accordance with the requirements of the Corporations Act 2001, Australian Equivalents to International Financial Reporting Standards (A-IFRS) and Interpretations, and complies with other requirements of the law and the Listing Rules of the Australian Stock Exchange Limited.

The financial report has been prepared on the basis of historical cost, except for the revaluation of financial instruments. Cost is based on the fair values of the consideration given in exchange for assets.

In the application of A-IFRS management is required to make judgments, estimates and assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstance, the results of which form the basis of making the judgments. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgments made by management in the application of A-IFRS that have significant effects on the financial statements and estimates with a significant risk of material adjustments in the next year are disclosed, where applicable, in the relevant notes to the financial statements.

Accounting policies are selected and applied in a manner which ensures that the resulting financial information satisfies the concepts of relevance and reliability, thereby ensuring that the substance of the underlying transactions or other events is reported.

Compliance with Australian Equivalents to International Financial Reporting Standards ensures compliance with International Financial Reporting Standards.

The financial statements were authorised for issue by the directors on 27 April 2007.

Changes in accounting policy

Rinker Group Limited has adopted UIG 4 “Determining Whether an Arrangement Contains a Lease”, effective 1 April 2006. The adoption of this accounting policy has had no impact on the financial statements.

Functional and presentation currency

Results of Rinker Materials and results of Rinker Australia Pty Limited’s (Readymix) operations are recorded in their local currencies, which are deemed to be their functional currency. Rinker Materials’ US dollar denominated performance represents approximately 80% of the total Rinker result. Consequently, the directors believe US dollar reporting represents the best measure of the overall Rinker group result.

Readymix’s Australian dollar results are translated to US dollar presentation currency using the principles set out in AASB 121 “The Effects of Changes in Foreign Exchange Rates”. Assets and liabilities are translated at the closing rate and income/expense items are translated using an average rate (the closing rate for the month the transactions occurred). All foreign currency translation adjustments are taken directly to the foreign currency translation reserve. The financial statements of the parent entity (Rinker Group Limited) have been translated into US dollars using the methodology described above. This is consistent with both Australian Accounting Standard AASB 121 “The Effects of Changes in Foreign Exchange Rates” and the United States Securities and Exchange Commission Rule 3-20(d) of Regulation S-X. The exchange rate used is the Australian 9:55 a.m. hedge settlement rate at the end of each month.

Foreign currency transactions

All foreign currency transactions during the year have been brought to account using the exchange rate in effect at the date of the transaction. Foreign currency monetary items at the reporting date are translated at the exchange rate existing at that date. Exchange differences are brought to account in net profit or loss in the period in which they arise except if designated as hedges.

Rounding

Unless otherwise shown, the amounts have been rounded to the nearest tenth of a million dollars and are shown by ‘US$ million’. Rinker is a company of the kind referred to in Australian Securities and Investments Commission Class Order 98/100 issued 10 July 1998.

Principles of consolidation

The financial report is prepared for the consolidated entity, being Rinker Group Limited (parent entity) and the entities it controls (“the group”). In these financial statements:

•                     results of each subsidiary are included from the date Rinker Group Limited obtains control and until such time as it ceases to control the entity; and

•                     all intercompany balances and transactions are eliminated.

Controlled entities are under no obligation to accept responsibility for liabilities of other common subsidiaries except where such an obligation has been specifically undertaken.

Revenue recognition

Revenue from the sale of goods is recognised when the consolidated entity has transferred to the buyer the significant risks and rewards of ownership of the goods.

In particular, trading revenue is measured at the fair value of the consideration received, and is recognised when each of the following conditions are met:

(i)             Persuasive evidence of an arrangement exists, which is usually in the form of a contractual arrangement.

(ii)          Title in the product has transferred to the buyer (upon delivery of product).

(iii)       The seller’s price to the buyer is fixed or determinable.

(iv)      Collectibility is reasonably assured.

Dividend revenue is recognised on a receivable basis. Interest income is recognised using the effective interest rate method.

Gain or loss on the disposal of an item of property, plant and equipment is recognised on a net basis as other income or other expense.

Significant items

Significant items are those which by their size, nature or incidence are relevant in explaining the financial performance of the consolidated entity, and as such are disclosed separately.

Cash and cash equivalents

Cash is defined as cash at banks and on hand and cash equivalents with original maturities of 90 days or less. Cash equivalents include highly liquid investments which are readily convertible to cash.

Receivables

Trade receivables and other receivables are recorded at amortised cost less impairment, if any. The collectability of receivables is assessed at balance sheet date and specific allowance is made for any doubtful accounts.

Inventories

Inventories including work in progress are valued at the lower of cost or net realisable value. Costs included in inventories consist of materials, labour, and manufacturing overheads which are related to the purchase and production of inventories. The value of inventory is derived by the method most appropriate to each particular class of inventory. Inventory is valued on either a first-in-first-out or average cost basis.

Assets held for sale

Assets (and disposal groups) classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable, the asset (or disposal group) is available for immediate sale in its present condition, and the sale of the asset (or disposal group) is expected to be completed within one year from the date of classification.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

1 Significant accounting policies (continued)

Associates and partnerships

Investments in associates and partnerships have been accounted for under the equity method in the financial statements as the Rinker group has significant influence over the investees.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment, if any. Costs include expenditure that is directly attributable to the acquisition of an item. In the event that settlement of all or part of the purchase price is deferred, cost is determined by discounting amounts payable in the future to their present value at date of acquisition. Depreciation is calculated on a straight-line basis so as to write off the net cost of each asset over its expected useful life to its estimated residual value. Depreciation is provided on property, plant and equipment, including freehold buildings but excluding land. Quarry and other raw material reserves are depleted after taking into account the life of the quarry and its estimated residual value. Depletion is determined by production for the year as a proportion of recoverable (proven and probable) reserves. The estimated useful lives over which assets are depreciated is: Buildings — up to 40 years, Plant and equipment — up to 30 years; Quarry and other raw material reserves — up to 40 years. The estimated useful lives, residual values and depreciation method are reviewed at the end of each annual reporting period.

Capitalisation of interest

Interest is expensed as incurred except where it relates to the financing of major projects constructed for internal use, where it is capitalised up to the date of commissioning. Following commissioning, the total capitalised cost including interest is amortised over the expected useful life of the project.

Intangibles

Goodwill arising from the purchase of subsidiaries or businesses is initially recognised at cost and is subsequently recognised as an asset and not amortised, and is tested for impairment annually and whenever there is an indication that the goodwill may be impaired.

Intangible assets, other than goodwill, are initially measured at cost. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with a finite life are amortised on a straight line basis over their useful lives. Intangible assets with indefinite useful lives are not amortised but tested at least annually for impairment.

Software and system development

The cost of purchasing new software is capitalised. Development expenditures for internally generated software is capitalised when completion for the intended use is probable, and future recoverability of the economic benefits is reasonably assured.

Capitalised internal-use software costs include only:

i)                 External direct costs of materials and services consumed in developing or obtaining the software,

ii)              Payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, and

iii)           Interest costs incurred on qualifying assets, when material, while developing the software.

Capitalisation of these costs ceases no later than the point at which the project is substantially complete and ready for its intended purpose. Depreciation is calculated on a straight-line basis over the estimated useful life (3-7 years).

Research

All expenditures on research activities are expensed in the year incurred.

Quarry development

Quarry development costs are expensed when incurred unless the following can be demonstrated:

•                     the technical feasibility of completing the quarry so that it will be available for use or sale;

•                     the intention to complete the quarry development and use or sell it;

•                     how the quarry development costs will generate probable future economic benefits;

•                     the availability of adequate technical, financial and other resources to complete the development and to use or sell the quarry; and

•                     the ability to reliably measure the expenditure attributable to the quarry development costs.

Quarry development costs are stated at cost less accumulated amortisation and impairment and are amortised on a production basis over their useful lives.

Acquisition of assets

Acquisitions of subsidiaries and businesses are accounted for using the purchase method. The cost of the business combination is measured as the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree, plus any costs directly attributable to the business combination. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under AASB 3 “Business Combinations” are recognised at their fair values at the acquisition date.

Goodwill arising on acquisition is recognised as an asset and initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognised. If, after reassessment, the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination, the excess is recognised immediately in profit or loss.

The interest of minority shareholders in the acquiree is initially measured at the minority’s proportion of the net fair value of the assets, liabilities and contingent liabilities recognised.

Impairment of assets

Assets are reviewed annually to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the consolidated entity estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated pre-tax future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised in profit and loss immediately. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised in profit and loss immediately.

Goodwill, intangible assets with indefinite useful lives, and intangible assets not yet available for use are tested for impairment annually and whenever there is an indication that the asset may be impaired. An impairment of goodwill is not subsequently reversed.

Leased assets

Leased assets under contracts classified as finance leases are recognised as assets. The amount initially brought to account is the present value of minimum lease payments. A finance lease is one which effectively transfers from the lessor to the lessee substantially all the risks and benefits incidental to ownership of the leased property. Finance leased assets are amortised on a straight-line basis over the estimated useful life of the asset. Finance lease payments are allocated between interest expense and reduction of lease liability over the term of the lease. The interest expense is determined by applying the interest rate implicit in the lease to the outstanding lease liability at the beginning of each lease payment period.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

1 Significant accounting policies (continued)

Leased assets (continued)

Operating lease payments are recognised as an expense on a straight-line basis except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Accounts payable

Trade creditors and other accounts payable are recognised when the consolidated entity becomes obliged to make future payments resulting from the purchase of goods and services.

Borrowings

Bank loans and other loans are recorded initially at fair value, net of transaction costs. Subsequent to initial recognition, bank loans and other loans are measured at amortised cost with any difference between the initial recognised amount and the redemption value being recognised in profit and loss over the period of the borrowing using the effective interest rate method. Interest expense is recognised using the effective interest rate method.

Tax effect accounting

Current tax is calculated by reference to the amount of income taxes payable or recoverable in respect of the taxable profit or tax loss for the period. It is calculated using tax rates and tax laws that have been enacted or substantively enacted by the reporting date. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

Deferred tax is accounted for using the comprehensive balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax base of those items. Deferred tax liabilities are recognised for all taxable temporary differences. Deferred tax assets are recognised to the extent that it is probable that sufficient taxable amounts will be available against which deductible temporary differences or unused losses can be utilised.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates except where the consolidated entity is able to control the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with these investments are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

Current and deferred tax is recognised as an expense or income in the income statement. When deferred tax items are credited or debited directly to equity, the deferred tax is also recognised directly in equity. When deferred tax arises from the initial accounting for a business combination, it is taken into account in the determination of goodwill.

No provision for withholding tax has been made on undistributed earnings of overseas subsidiaries where there is no intention to distribute those earnings or where the distribution of earnings does not attract withholding tax under both the tax laws of the country where the overseas subsidiary is domiciled and the tax laws of Australia.

Tax consolidation

The parent entity and its Australian wholly-owned entities are part of a tax-consolidated group under Australian taxation law. The head entity within the tax consolidation group for the purposes of the tax consolidation system is Rinker Group Limited.

Employee entitlements

Provision is made for benefits accruing to employees in respect of wages and salaries, annual leave, long service leave and other employee benefits when it is probable that settlement will be required and they are capable of being reliably measured. Provisions made in respect of wages and salaries, annual leave, long service leave, and other employee benefits expected to be settled within 12 months, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement. Provisions made in respect of wages and salaries, annual leave, long service leave and other employee benefits, which are not expected to be settled within 12 months are measured as the present value of the estimated future cash outflows to be made in respect of services provided by employees up to reporting date.

Defined benefit superannuation plans

The Rinker group participates in several superannuation funds which provide benefits upon the disability, retirement, resignation, or death of employees. The cost of providing benefits is recorded in the income statement. The cost of providing benefits recorded in the income statement is based on the actuarial estimate of the annual cost of funding members’ benefits using the Projected Unit Credit Method. Actuarial valuations are carried out at each reporting date. Differences between actuarial estimates and actual results are recorded directly in equity and presented in the statement of recognised income and expense. These differences, also known as actuarial gains and losses, arise from changes in discount rates, market investment performance or other actuarial assumptions representing the difference between actual fund performance and the actuarially determined expense.

The liability or asset recognised in the balance sheet generally represents the net of the present value of the defined benefit obligation and the fair value of the plan assets.

The directors have elected under s.334(5) of the Corporations Act 2001 to apply Accounting Standard AASB 119 “Employee Benefits” and AASB 2004-3 “Amendments to Australian Accounting Standards”, effective 1 April 2004, although the Standard was not required to be applied until the current reporting period.

Defined contribution superannuation plans

Contributions to defined contribution superannuation plans or US 401K plans are expensed when incurred.

Financial assets

Other financial assets relate to the Rinker Materials Benefit Restoration and Voluntary Deferral Plan, under which participating employees are allowed to defer salary and incentive awards. Deferred funds are invested in assets at the direction of participants. These investments are accounted for at fair value through profit or loss, which is based on quoted market prices. These amounts will generally be paid to participants upon their retirement. An equivalent liability is included in non-current payables to record the current obligation to the participants. In the event of Rinker group insolvency, these assets will be available to creditors.

Restoration and environmental rehabilitation

Provision is made to recognise the fair value of the liability for restoration and environmental rehabilitation of areas from which natural resources are extracted. The associated asset retirement costs are capitalised as part of the carrying amount of the related long-lived asset and amortised over the life of the related asset using the unit-of-production method. At the end of each year, the liability is increased to reflect the passage of time (accretion expense) and adjusted (increase or decrease) to reflect changes in the estimated future cash flows underlying the initial fair value measurement. If the obligation is settled for other than the carrying amount of the liability, the Rinker group will recognise a gain or loss on settlement.

Restructuring provisions

Provision for restructurings are recognised when the consolidated entity has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by:

•                     starting to implement the plan; or

•                     announcing its main features to those affected by it.

Uninsured losses and future claims

Provisions for uninsured losses and future claims include retained losses within insurance policies for workers compensation, product liability, general liability, automobile liability and employee medical plan claims. The provisions are based on actuarial calculations and include amounts for claims incurred but not reported as well as increases in claims that have been reported.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

1 Significant accounting policies (continued)

Other provisions

Provisions are recognised when the consolidated entity has a present obligation, the future sacrifice of economic benefits is probable, and the amount of the provision can be measured reliably. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. A provision is recognised for dividends when they have been declared.

Share-based payments

Equity-settled share-based payments granted after 7 November 2002 that were unvested as of 1 January 2005, are measured at fair value at the date of grant. Fair value is measured by use of a Monte Carlo simulation (binomial pricing model). The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on an estimate of shares that will eventually vest.

When the expense is recorded, a corresponding increase in equity is also recorded. In order to settle share-based payment plans, shares are purchased and included in an employee trust. The shares purchased are recorded as a reduction in equity.

Derivative and hedging activities

The consolidated entity uses derivative financial instruments (‘derivatives’) to hedge exposures to interest rate risk. Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The resulting gain or loss is recognised in profit or loss immediately unless the derivative is designated and effective as a hedging instrument, in which event, the timing of the recognition in profit or loss depends on the nature of the hedge relationship. In order to be designated as a hedge, at inception and during the term of the hedging instrument, it must be expected that the hedge will be effective in reducing exposure to the risks being hedged. With the passage of time, it must be able to be demonstrated that the hedging instrument has actually been effective in reducing risk. The hedge items include recognised liabilities and forecast transactions that are probable of occurring. Interest rate swaps are designated as cash flow hedges and are used to eliminate the variability in the consolidated entity’s interest payments arising from changes in interest rates. The effective portion of changes in fair value of interest rate swaps that are designated and qualify as cash flow hedges are deferred in equity. The gain or loss relating to the ineffective portion is recognised immediately in profit or loss. Amounts deferred in equity are recorded in profit or loss in the periods when the hedged item is recognised in profit and loss.

Hedge accounting is discontinued when the interest rate swap expires, is sold, terminated or no longer qualifies for hedge accounting. At that time, any cumulative gain or loss deferred in equity remains in equity and is recognised when the forecast transaction is ultimately recognised in profit or loss. When a forecast transaction is no longer expected to occur the cumulative gain or loss that was deferred in equity is recognised immediately in profit or loss.

Comparative information — financial instruments

Accounting Standard AASB 139, “Financial Instruments: Recognition and Measurement”, is effective for reporting periods beginning on or after 1 January 2005 and early adoption is not permitted. The consolidated entity has elected not to restate comparative information for financial instruments within the scope of AASB 139, as permitted on the first-time adoption of A-IFRS. The change in accounting policy calls for the recognition and measurement of derivative financial instruments at fair value. The effect of the change in accounting policy has been an increase in other non-current assets, an increase in deferred tax liabilities, and a corresponding increase in equity reserves at the beginning of the 2006 fiscal year of US$1.9 million, net of tax.

Goods and services tax (GST)

The Goods and Services Tax (GST) is a tax on the supply of goods and services which is ultimately borne by the consumer but is collected at each stage of the production and distribution chain. The Company accounts for the impact of GST consistent with Urgent Issues Group Interpretation 1031, “Accounting for the Goods and Services Tax”. Revenues and expenses are generally recognised net of the amount of GST. Where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, the GST is recognised as part of the expense. Non-tax deductible entertainment expenditures are the principal common GST expenditures not recoverable from the taxation authority. The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet.

Cash flows are included in the Cash Flow Statement on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows. Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

Accounting standards not yet effective

The Australian Accounting Standards Board (AASB) issued additional standards and interpretations which are effective for periods commencing after the date of these financial statements. The following standards and interpretations have not yet been adopted by the group.

•                     Interpretation 8 “Scope of AASB 2” — applicable to annual reporting periods beginning on or after 1 May 2006

•                     Interpretation 9 “Reassessment of Embedded Derivatives” — applicable to annual reporting periods beginning on or after 1 June 2006

•                     Interpretation 10 “Interim Financial Reporting and Impairment” — applicable to annual reporting periods beginning on or after 1 November 2006

•                     AASB 101 “Presentation of Financial Statements” — applicable to annual reporting periods beginning on or after 1 January 2007

•                     AASB 7 “Financial Instruments: Disclosures” — applicable to annual reporting periods beginning on or after 1 January 2007

•                     Interpretation 11 “IFRS 2 — Group and Treasury Share Transactions” — applicable to annual reporting periods beginning on or after 1 March 2007

•                     AASB 8 “Operating Segments” and consequential amendments to other accounting standards resulting from its issue — applicable to annual reporting periods beginning on or after 1 January 2009

•                     Revised IAS 23 “Borrowing Costs” — applicable to annual reporting periods beginning on or after 1 January 2009

The group does not anticipate that the adoption of these standards and interpretations will have a material effect on its financial statements on initial adoption. Upon adoption of AASB 7, the group will be required to disclose additional information about financial instruments, including greater detail as to its risk disclosure. There will be no effect on reported earnings or net assets.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

2 Segment information

Products and services of segments

Business segments are reported along geographic lines (Rinker Materials in the United States; and Readymix in Australia and China) and within the United States, along product lines. These segments are the same as those used for internal management as the basis for making decisions regarding the allocation of resources.

Rinker Materials

Aggregates

Cement

Concrete, block and asphalt

Concrete pipe and products

Other: gypsum supply, Rinker Materials corporate costs, and significant real estate transactions

Readymix

Aggregates, concrete, asphalt (a), cement, concrete pipe and other reinforced concrete products

(a)          The Readymix asphalt business was disposed of during the year ended 31 March 2006.

							NET PROFIT
							ATTRIBUTABLE
	PROFIT						TO MEMBERS OF
	BEFORE INCOME		INCOME TAX		MINORITY		RINKER GROUP
US$ MILLION	TAX EXPENSE		(EXPENSE) BENEFIT		INTERESTS		LIMITED
YEAR ENDED 31 MARCH	2007	2006	2007	2006	2007	2006	2007	2006
Business segments
Rinker Materials
Aggregates	317.1	262.5	(105.9)	(85.3)	0.2	—	211.4	177.2
Cement	154.5	142.4	(56.4)	(52.0)	—	—	98.1	90.4
Concrete, block, asphalt	404.5	374.4	(151.3)	(139.9)	(0.7)	(0.2)	252.5	234.3
Concrete pipe and products	147.5	133.3	(53.9)	(48.0)	—	—	93.6	85.3
Other	34.2	66.4	(12.8)	(23.9)	(3.5)	(3.2)	17.9	39.3
Total Rinker Materials	1,057.8	979.0	(380.3)	(349.1)	(4.0)	(3.4)	673.5	626.5
Readymix (US$)	185.6	179.1	(33.7)	(45.6)	—	—	151.9	133.5
Readymix (A$)	239.3	236.7	(43.8)	(61.0)	—	—	195.5	175.7
Segment totals	1,243.4	1,158.1	(414.0)	(394.7)	(4.0)	(3.4)	825.4	760.0
Corporate	(25.5)	(12.5)	6.3	3.0	—	—	(19.2)	(9.5)
Group totals before finance	1,217.9	1,145.6	(407.7)	(391.7)	(4.0)	(3.4)	806.2	750.5
Net finance (Note 6)	(41.4)	(20.1)	17.6	9.8	—	—	(23.8)	(10.3)
Consolidated Rinker group	1,176.5	1,125.5	(390.1)	(381.9)	(4.0)	(3.4)	782.4	740.2

	EXTERNAL		INTERNAL		TOTAL
	TRADING		TRADING		TRADING
US$ MILLION	REVENUE		REVENUE (B)		REVENUE
YEAR ENDED 31 MARCH	2007	2006	2007	2006	2007	2006
Business segments
Rinker Materials
Aggregates	705.9	664.3	458.9	409.8	1,164.8	1,074.1
Cement	239.2	238.0	247.5	249.0	486.7	487.0
Concrete, block, asphalt	2,293.9	2,180.3	—	—	2,293.9	2,180.3
Concrete pipe and products	555.2	575.8	—	—	555.2	575.8
Other	345.4	370.9	—	—	345.4	370.9
Intercompany eliminations	—	—	(706.4)	(658.8)	(706.4)	(658.8)
Total Rinker Materials	4,139.6	4,029.3	—	—	4,139.6	4,029.3
Readymix (US$)	1,197.7	1,079.1	—	—	1,197.7	1,079.1
Readymix (A$)	1,555.0	1,440.5	—	—	1,555.0	1,440.5
Consolidated Rinker group	5,337.3	5,108.4	—	—	5,337.3	5,108.4

(b)         Inter-segment sales are recorded at amounts comparable to competitive market prices charged to external customers for similar goods.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

2 Segment information (continued)

	SHARE OF
	ASSOCIATE		DEPRECIATION,
	ENTITIES’ NET		DEPLETION AND		CAPITAL
US$ MILLION	PROFIT		AMORTISATION (c)		EXPENDITURE (d)
YEAR ENDED 31 MARCH	2007	2006	2007	2006	2007	2006

Business segments
Rinker Materials
Aggregates	2.8	1.8	63.8	62.2	171.9	136.6
Cement	—	—	14.4	14.0	88.8	12.1
Concrete, block, asphalt	—	—	63.4	52.5	134.2	301.9
Concrete pipe and products	—	—	24.4	24.8	25.7	35.3
Other	—	—	6.5	5.7	8.1	11.2
Total Rinker Materials	2.8	1.8	172.5	159.2	428.7	497.1
Readymix (US$)	22.5	30.8	50.6	9.7	70.0	49.6
Readymix (A$)	29.3	41.3	65.7	66.3	89.9	66.2
Consolidated Rinker group	25.3	32.6	223.1	208.9	498.7	546.7

(c)          Other than depreciation, depletion and amortisation, other non-cash expenses are immaterial and include share-based payments expense (2007: US$13.9 million, 2006: US$8.7 million)

(d)         Shown on an accruals basis

	INVESTMENTS
	ACCOUNTED FOR
	USING THE
US$ MILLION	EQUITY METHOD		GOODWILL
AS AT 31 MARCH	2007	2006	2007	2006

Business segments
Rinker Materials
Aggregates	8.0	7.5	367.7	349.7
Cement	—	—	111.7	111.7
Concrete, block, asphalt	—	—	290.4	348.6
Concrete pipe and products	—	—	56.5	57.1
Other	—	—	13.6	13.6
Total Rinker Materials	8.0	7.5	839.9	880.7
Readymix (US$)	140.0	125.4	14.5	12.6
Readymix (A$)	173.4	175.3	17.9	17.5
Consolidated Rinker group	148.0	132.9	854.4	893.3

					ALLOCATED TAX
					ASSETS		SEGMENT FUNDS
US$ MILLION	ASSETS		LIABILITIES		AND LIABILITIES		EMPLOYED
AS AT 31 MARCH	2007	2006	2007	2006	2007	2006	2007	2006

Segment funds employed are calculated based on segment assets and liabilities, adjusted for allocated tax assets and liabilities:

Business segments
Rinker Materials
Aggregates	1,209.5	1,069.3	(153.9)	(154.2)	(100.9)	(78.0)	954.7	837.1
Cement	492.6	433.6	(43.3)	(38.1)	(45.9)	(48.0)	403.4	347.5
Concrete, block, asphalt	1,279.7	1,244.1	(246.3)	(279.6)	(91.8)	(79.1)	941.6	885.4
Concrete pipe and products	428.2	440.0	(66.7)	(88.9)	(44.7)	(38.6)	316.8	312.5
Other	135.0	148.0	(105.2)	(123.5)	21.1	11.1	50.9	35.6
Intercompany eliminations	(49.9)	(41.9)	49.9	41.9	—	—	—	—
Total Rinker Materials	3,495.1	3,293.1	(565.5)	(642.4)	(262.2)	(232.6)	2,667.4	2,418.1
Readymix (US$)	1,017.7	864.6	(235.8)	(194.4)	(15.8)	(35.7)	766.1	634.5
Readymix (A$)	1,260.5	1,208.4	(292.1)	(271.7)	(19.4)	(49.9)	949.0	886.8
Segment totals	4,512.8	4,157.7	(801.3)	(836.8)	(278.0)	(268.3)	3,433.5	3,052.6
Corporate	1.4	1.9	(11.4)	(6.2)
Group totals	4,514.2	4,159.6	(812.7)	(843.0)
Cash	185.9	289.1	—	—
Net tax liabilities	—	—	(267.1)	(268.2)
Interest and other finance receivable (payable)	4.2	8.5	(9.8)	(8.1)
Borrowings	—	—	(1,101.7)	(650.6)
Consolidated Rinker group	4,704.3	4,457.2	(2,191.3)	(1,769.9)

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

2 Segment information (continued)

Supplementary information

As at 31 March 2007, Rinker Materials current assets were US$804.5 million (2006: US$848.6 million), non-current assets were US$2,763.0 million (2006: US$2,522.9 million), current liabilities were US$444.3 million (2006: US$506.9 million), and non-current liabilities were US$1,787.2 million (2006: US$1,316.6 million). Rinker Materials net profit for the year ended 31 March 2007 was US$630.2 million (2006: US$594.4 million).

3 Other income and expenses

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

Other Income
Net gains from sales of assets	38.4	64.2
Dividend income	2.5	1.0
Other	3.6	3.2
Total other income	44.5	68.4

Expenses
Net loss on sale of assets	(3.6)	(8.4)
Plant closing costs	(1.9)	(0.1)
Other	(0.3)	—
Total other expenses	(5.8)	(8.5)

4 Significant items

On 27 October 2006 CEMEX Australia Pty Ltd, an indirect wholly owned subsidiary of CEMEX S.A.B. de C.V. (Cemex), announced its intention to make a cash takeover offer for Rinker Group Limited at US$13.00 per share. On 10 April 2007 Cemex agreed to lift its cash takeover offer to US$15.85 per share. Rinker directors concluded unanimously that it is in the best interests of shareholders to recommend — in the absence of a superior proposal — that shareholders accept the increased CEMEX offer. For the year ended 31 March 2007, Rinker incurred US$11.1 million, net of tax, in costs related to this offer.

During the year ended 31 March 2007, Tax Laws Amendment (2006 Measures No. 4) Bill 2006 was enacted by the Australian House of Representatives and the Senate. This Act contains amendments for Australian tax consolidation rules that confirm Rinker’s entitlement to allocate additional cost base to certain depreciable assets. This results in a one-time decrease in the deferred tax liability and reduction of tax expense of US$15.7 million.

During the year ended 31 March 2006, Readymix disposed of its partnership interest in Emoleum. A gain on disposal of US$15.7 million, net of tax, was recognised in the financial statements.

Significant real estate sales

In March 2007, Rinker disposed of a surplus property in Beenleigh, Queensland. a gain on disposal of US$15.8 million, net of tax, was recognised in the financial statements and included in the Readymix segment in Note 2.

During the year ended 31 March 2006, Rinker Materials disposed of a property at Buffalo Road, Las Vegas, Nevada. the gain on disposal of US$19.8 million, net of tax, was recognised in the financial statements and included within the Rinker Materials other segment in Note 2.

5 Operating costs

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

Operating costs include:
Mining royalties paid to governments	4.1	3.1
Operating lease and rental payments	48.8	41.1
Employee benefits expense (a)	896.9	921.7
Repairs and maintenance	131.1	116.5

(a)          Employee benefits expense includes salaries and wages, defined benefits expense (see Note 33) and share-based payments expense (see Note 38).

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

6 Net finance expense and interest income

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

Interest paid or payable on debt	54.4	36.5
Less capitalised interest (a)	2.1	—
Total interest expense	52.3	36.5
Add
other borrowing costs	4.9	5.5
foreign exchange (gain) loss	0.1	(0.2)
Finance costs	57.3	41.8
Less interest income	15.9	21.7
Net finance expense	41.4	20.1

(a)          Represents interest capitalised related to financing major projects for internal use. The capitalisation rate used is the weighted average cost of debt for the applicable business. Interest rate information is shown in Note 27.

7 Depreciation, depletion and amortisation

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

Amounts incurred for depreciation, depletion and amortisation of
prepayments and other non-current assets	6.3	17.3
property, plant and equipment	216.0	190.5
other intangibles	0.8	1.1
Total depreciation, depletion and amortisation	223.1	208.9

8 Earnings per ordinary share
The following reflects the income and share data used in the basic and diluted earnings per share calculations:

	Number of shares (million)
	2007	2006
Weighted average number of ordinary shares outstanding	902.5	923.9
Less: Weighted average shares held in trust	(6.2)	(4.1)
Weighted average number of ordinary shares for basic earnings per share	896.3	919.8
Effect of dilution:
Long-term incentive plan	3.6	2.8
Weighted average number of ordinary shares adjusted for the effect of dilution	899.9	922.6

	US$ MILLION
	(except per share amounts)
	2007	2006
Net profit attributable to members of Rinker Group Limited
Net profit attributable to members	782.4	740.2
Earnings per share (US cents)
Basic	87.3	80.5
Diluted	86.9	80.2

The basic earnings per share figure is calculated by dividing the net profit attributable to members of Rinker Group Limited for the financial year by the weighted average ordinary shares outstanding, after deducting shares held in employee trusts under long-term compensation arrangements.

The diluted earnings per share figure is calculated by dividing the net profit attributable to members of Rinker Group Limited by the basic number of shares above plus the notional exercise of outstanding long-term incentive awards, where these would be deemed to have a dilutive impact.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

9 Dividends

			AMOUNT
			PER SHARE	TOTAL
			(AUSTRALIAN	AMOUNT
	DATE DECLARED	DATE PAID / PAYABLE	CENTS)	(A$ MILLION)
Recognised in 2006
Final dividend year ended 31 March 2005 (a)	12 May 2005	1 July 2005	14	131.1
Interim dividend year ended 31 March 2006 (a)	9 November 2005	12 December 2005	14	128.3
Total recognised			28	259.4

Recognised in 2007
Final dividend year ended 31 March 2006 (a)	11 May 2006	4 July 2006	24	218.4
Special dividend year ended 31 March 2006 (b)	11 May 2006	4 July 2006	40	364.0
Interim dividend year ended 31 March 2007 (a)	9 November 2006	11 December 2006	16	143.2

Unrecognised
Final dividend year ended 31 March 2007 (c)	27 April 2007	3 July 2007	25	223.8

(a)          60 per cent franked at the Australian corporate tax rate of 30 per cent.

(b)         The special dividend was unfranked. The entire dividend was paid from Rinker group’s conduit foreign income amount, thus eliminating Australian withholding tax for all overseas shareholders.

(c)          50 per cent franked at the Australian corporate tax rate of 30 per cent.

The final and special dividends in respect of ordinary shares for the year ended 31 March 2006 were declared on 11 May 2006. Accordingly, these items were recognised during the year ended 31 March 2007.

On 27 April 2007, the Rinker Group Limited directors declared a final dividend of 25 Australian cents per share. This final dividend in respect of ordinary shares for the year ended 31 March 2007 has not been recognised in this financial report because the dividend was declared subsequent to 31 March 2007. This amount will be payable based on shares on issue at 8 June 2007 and is estimated to be A$223.8 million. This estimate is based on shares on issue as at 27 April 2007 and is subject to change if the company purchases additional shares under the buyback program before the ex-dividend date.

Holders of Rinker American Depositary Receipts (ADRs) in the United States, which each represent five Rinker ordinary shares, will receive a final dividend equivalent to 1.25 Australian dollars per ADR, or five times the dividend per ordinary share noted above.

The adjusted franking credit balance as of 31 March 2007 is A$12.4 million (2006: A$25.8 million). The partially franked dividend announced subsequent to 31 March 2007 and to be paid in the fiscal year ended 2008 will reduce the adjusted franking credit balance by A$47.9 million. The group, of which Rinker Group Limited is the ultimate parent, will generate further franking credits during the year ended 2008 as additional tax installments are paid.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

10 Income tax

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Income tax expense
Reconciliation of income tax expense charged to the income statement with income tax calculated on profit before income tax expense:
Profit before income tax expense	1,176.5	1,125.5
Income tax expense calculated at 30%	352.9	337.7
Increase (decrease) in income tax expense due to
Overseas tax rate differential	72.5	64.8
US Federal domestic production credits	(6.9)	(5.7)
Non-tax deductible other expenditures	3.3	2.7
Income tax (over) provided in previous years	(2.5)	(2.9)
Tax depletion of quarry reserves	(6.1)	(6.5)
Equity accounted associates’ profit/rebate on dividends received	(2.5)	(5.7)
Reduction in deferred tax liability (tax consolidation)	(15.7)	—
Other items	(4.9)	(2.5)
Total income tax expense on profit	390.1	381.9

Tax consolidation

Rinker and its wholly-owned Australian resident entities have formed a tax-consolidated group with effect from 12 April 2003 and are therefore taxed as a single entity from that date. The head entity within the tax-consolidated group is Rinker Group Limited. Tax expense, deferred tax liabilities and deferred tax assets arising from temporary differences for the entities within the tax-consolidated group are calculated using the ‘stand alone taxpayer’ basis. Current tax liabilities and tax assets of the entities within the tax-consolidated group are recognised by the head entity in the tax-consolidated group (Rinker Group Limited).

Entities within the tax-consolidated group have entered into a tax funding arrangement and a tax-sharing agreement with the head entity. Under the terms of the tax funding arrangement, each of the entities in the tax-consolidated group has agreed to pay to or receive from the head entity its current year tax liability or tax asset. Such amounts are recorded in the balance sheet of the head entity in amounts receivable from or payable to other entities in the tax-consolidated group.

The tax sharing agreement provides for the allocation of income tax liabilities between the members of the tax consolidated group should the head entity default on its tax payment obligations. No amounts have been recognised in the financial statements in respect of this agreement as payment of any amounts under the tax sharing agreement is considered remote.

In December 2006, Tax Laws Amendment (2006 Measures No. 4) Bill 2006 was enacted by the Australian House of Representatives and the Senate. This Act contains amendments for Australian tax consolidation rules that confirm Rinker’s entitlement to allocate additional cost base to certain depreciable assets. This results in a one-time decrease in the deferred tax liability and reduction of tax expense of US$15.7 million.

YEAR ENDED 31 MARCH	US$ MILLION 2007	US$ MILLION 2006
The components of income tax expense consist of the following:
Current
Australian	53.6	59.7
US	328.4	344.1
Total current income tax expense	382.0	403.8
Deferred
Australian	(17.7)	(7.4)
US	25.8	(14.5)
Total deferred income tax expense	8.1	(21.9)
Total income tax expense	390.1	381.9

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

10 Income tax (continued)

BALANCE SHEET AS AT	US$ MILLION 2007	US$ MILLION 2006
Deferred income tax as at 31 March relates to the following:
Deferred income tax assets:
Provisions (a) (b)	59.0	65.3
Quarry restoration	23.5	18.9
Deferred compensation	43.4	34.3
Other	4.8	2.4
Total deferred income tax assets (c)	130.7	120.9

Deferred income tax liabilities:
Fixed asset depreciation (d)	284.0	278.9
Inventory and deferred stripping	16.8	12.3
Prepayments	9.0	7.5
Goodwill	31.9	22.7
Other	7.0	5.3
Total deferred income tax liabilities	348.7	326.7

Net deferred income tax (e)	218.0	205.8

YEAR ENDED 31 MARCH	US$ MILLION 2007	US$ MILLION 2006
Tax losses and other unrecognised temporary differences
US — tax losses expiration 2012-2020	16.3	14.4
Australia — temporary differences	9.6	25.7
	25.9	40.1

(a)          Provision for tax deduction arising after expense is reported for accounting purposes.

(b)         Includes tax asset arising from defined benefit obligation. Refer to Note 33.

(c)          There are no material deferred income tax assets attributable to tax losses.

(d)         Tax depreciation in excess of accounting depreciation.

(e)          In addition to amounts recognised in the income statement or the statement of recognised income and expense, deferred tax balances were also increased for acquisitions.

11 Cash and cash equivalents

AS AT 31 MARCH	US$ MILLION 2007	US$ MILLION 2006
Cash at banks and on hand	56.1	59.3
Short-term loans and deposits	129.8	229.8
Cash and cash equivalents	185.9	289.1

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

12 Receivables

AS AT 31 MARCH	US$ MILLION 2007	US$ MILLION 2006
Current
Trade receivables	637.7	672.3
Allowance for doubtful debts (a)	(29.9)	(25.6)
	607.8	646.7
Loans to and receivables from associate entities	37.4	—
Other loans and receivables	26.2	25.6
	63.6	25.6
Total current receivables	671.4	672.3
Non-current
Loans to employees	0.5	1.3
Loans and receivables from associate entities	15.8	37.5
Other	6.0	6.4
Total non-current receivables	22.3	45.2

(a)          Allowance for doubtful debts as detailed below:

US$ MILLION	OPENING		NET	FOREIGN	(ACQUISITIONS)/	CLOSING
YEAR ENDING 31 MARCH	BALANCE	PROVIDED	CHARGED	EXCHANGE	DISPOSALS	BALANCE
2006	(23.8)	(4.6)	2.0	0.8	—	(25.6)
2007	(25.6)	(4.4)	1.7	(1.6)	—	(29.9)

13 Inventories

AS AT 31 MARCH	US$ MILLION 2007	US$ MILLION 2006
Current (a)
Raw and process materials and stores	104.3	90.4
Work in progress	15.5	13.7
Finished goods	253.9	226.8
Total current inventories	373.7	330.9

Non-current
Raw and process materials and stores (a)	9.8	8.6
Total non-current inventories	9.8	8.6

(a)          All raw and process materials and stores, work in progress and finished goods are valued at cost.

14 Other financial assets

AS AT 31 MARCH	US$ MILLION 2007	US$ MILLION 2006
Investments at valuation	40.3	32.6
Total other financial assets	40.3	32.6

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

15 Property, plant and equipment

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006

Land and buildings
At cost	699.1	605.7
Accumulated depreciation	(100.9)	(70.7)
Total land and buildings	598.2	535.0

Plant and equipment
At cost	2,513.0	2,213.2
Accumulated depreciation	(1,108.7)	(977.9)
Total plant and equipment	1,404.3	1,235.3

Quarry and other raw material reserves
At cost	269.6	217.1
Accumulated depletion	(62.6)	(47.9)
Total quarry and other raw material reserves	207.0	169.2

Assets held for development
At cost	23.6	23.9
Total assets held for development	23.6	23.9
Total property, plant and equipment	2,233.1	1,963.4

16 Movements in property, plant and equipment

US$ MILLION YEAR ENDED 31 MARCH 2007	LAND AND BUILDINGS	PLANT AND EQUIPMENT	QUARRY AND OTHER RAW MATERIALS RESERVES	ASSETS HELD FOR DEVELOPMENT	TOTAL
Balance at the beginning of the financial year	535.0	1,235.3	169.2	23.9	1,963.4
acquired (a)	76.5	326.7	32.8	—	436.0
disposed of	(6.8)	(10.3)	—	(0.3)	(17.4)
depreciation, depletion and amortisation (b)	(20.5)	(181.7)	(13.8)	—	(216.0)
foreign currency translation	18.1	32.8	4.7	—	55.6
reclassifications and other	(4.1)	1.5	14.1	—	11.5
Balance at the end of the financial year	598.2	1,404.3	207.0	23.6	2,233.1

US$ MILLION YEAR ENDED 31 MARCH 2006
Balance at the beginning of the financial year	477.2	1,123.6	168.9	41.3	1,811.0
acquired (a)	88.8	294.1	8.1	0.9	391.9
disposed of	(3.5)	(7.6)	—	(17.1)	(28.2)
depreciation, depletion and amortisation (b)	(18.0)	(161.2)	(11.3)	—	(190.5)
foreign currency translation	(10.7)	(19.2)	(2.5)	—	(32.4)
reclassifications and other	1.2	5.6	6.0	(1.2)	11.6
Balance at the end of the financial year	535.0	1,235.3	169.2	23.9	1,963.4

(a)          Amounts acquired includes acquisitions through business combinations (refer to Note 35), asset additions, and interest capitalised on major projects (refer to Note 6).

(b)         Aggregate depreciation allocated during the year is recognised as an expense and disclosed in Note 7.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

17 Intangibles

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006

Goodwill
At cost	854.4	893.3
Total goodwill	854.4	893.3
Other intangibles (a)
At cost	87.2	12.9
Accumulated amortisation	(4.5)	(4.5)
Total other intangibles	82.7	8.4
Total intangibles	937.1	901.7

(a)          Other intangibles include non-compete agreements, tradenames, permits and licenses and customer lists. Non-competes and customer lists are amortised on a straight-line basis over the contract period or estimated economic life of two to ten years. Tradenames, permits and licenses are not amortised. Permits and licenses have been acquired through business combinations. They have been granted by the relevant government authority with the option of renewal without significant cost at the end of the end of the contract period, provided the Company remains in compliance with predetermined targets. Based on the Group’s ability to remain compliant, and on the Group’s history of renewing permits and licenses without significant costs or material modification of terms, permits and licenses have been determined to have an indefinite life.

18 Movements in goodwill and intangibles

US$ MILLION YEAR ENDED 31 MARCH 2007	GOODWILL	OTHER INTANGIBLES	TOTAL

Balance at the beginning of the financial year	893.3	8.4	901.7
acquired	37.3	0.6	37.9
disposed	(3.4)	—	(3.4)
depletion and amortisation	—	(0.8)	(0.8)
foreign currency translation, reclassifications and other (a)	(72.8)	74.5	1.7
Balance at the end of the financial year	854.4	82.7	937.1

(a)          Includes reclassification of identified intangibles related to the 2006 Keys acquisition, which were previously recognised in goodwill. Refer to the acquisitions and divestment note (Note 35).

US$ MILLION YEAR ENDED 31 MARCH 2006

Balance at the beginning of the financial year	802.8	13.3	816.1
acquired	95.1	—	95.1
disposed	(3.9)	(3.7)	(7.6)
depletion and amortisation	—	(1.1)	(1.1)
foreign currency translation reclassification and other	(0.7)	(0.1)	(0.8)
Balance at the end of the financial year	893.3	8.4	901.7

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

19 Other assets

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006

Current	23.1	20.7
Prepayments and other
Total other current assets	23.1	20.7

Non-current
Prepayments (a)	76.9	70.9
Accumulated amortisation	(20.6)	(16.8)
	56.3	54.1
Other (b)	3.3	5.7
Total other non-current assets	59.6	59.8

(a)          Mainly quarry development costs. Amortised over the life of the quarry.

(b)         Includes fair value of interest rate swaps.

20 Payables

AS AT 31 MARCH	US$ MILLION 2007	US$ MILLION 2006

Current payables
Trade payables	397.2	440.9
Employee benefit payables	80.6	79.4
Other payables	34.0	21.9
Total current payables	511.8	542.2

Non-current payables
Employee benefit payables	79.1	82.2
Other payables	9.7	11.9
Total non-current payables	88.8	94.1

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

21 Borrowings (a)

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006

Current
other secured US$ facilities (b)	0.6	0.8
other A$ facilities	1.0	1.5
other Chinese renminbi (CNY) facilities	4.8	—
Total current maturities of long-term borrowings	6.4	2.3

Short-term borrowings
bank loans (CNY)	3.0	3.1
Total current borrowings	9.4	5.4

Non-current
Long-term borrowings
bonds and notes (c)	349.9	349.9
commercial paper (d)	689.1	—
bank facilities	50.0	285.0
bank facilities (CNY)	—	6.2
other secured US$ facilities (b)	1.2	1.6
other A$ facilities (e)	2.1	2.5
Total non-current borrowings	1,092.3	645.2

(a)          Refer to Note 27 Financial Instruments for interest rates on debt.

(b)         Secured or collateralised by a charge over property, plant and equipment. The net carrying value of the assets subject to charge as at 31 March 2007 is US$6.1 million (31 March 2006: US$6.3 million).

(c)          Maturities of bonds and notes are as follows: US$100.0 million (2007: 4.6%, 2006: 4.6%) maturing August 2010, US$100.0 million (2007: 4.6%, 2006: 4.6%) maturing in December 2010, and US$149.9 million (2007: 7.7%, 2006: 7.7%) maturing July 2025.

(d)         During the year ended 31 March 2007 US$4,030.1 million was drawn and US$3,341.0 million was repaid on commercial paper borrowings. Other repayments and borrowings were primarily related to bank facilities.

(e)          Includes US$0.1 million (2006: US$0.1 million) secured or collateralised by a charge over property plant and equipment. The net carrying value of the assets subject to charge as at 31 March 2007 is US$0.2 million (31 March 2006: US$0.4 million).

Commercial paper

Rinker group has a commercial paper program based in the United States. The program totals US$1,000.0 million (2006: US$400.0 million). In April 2006 the facility was expanded to US$1,000.0 million and is an evergreen facility. Drawings on the program are backed by the standby facilities referred to below. As at 31 March 2007, US$689.1 million was drawn under the facility.

Bank facilities

Rinker group had total committed credit facilities of US$1,177.5 million (2006: US$1,177.5 million), of which US$1,127.5 million were undrawn at 31 March 2007. These facilities have fixed maturity dates ranging between December 2007 and April 2011. The weighted average commitment fee is 0.11% of the total committed credit facilities. Commitments can be withdrawn following an event of default under the facility agreements.

Other

At 31 March 2007, Rinker group entities had in place uncommitted facilities available for short-term cash advances and the issuance of letters of credit and bank guarantees of US$185.5 million (2006: US$153.1 million). US$95.6 million in letters of credit or bank guarantees were issued against these facilities at 31 March 2007 (2006: US$91.0 million).

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

22 Provisions

US$ MILLION	31 MARCH 2006	RECOGNISED (a)	SETTLED	(DISPOSALS) TRANSFERS	FOREIGN CURRENCY TRANSLATION	31 MARCH 2007

Current
Employee entitlements and retirement benefits	33.6	61.5	(60.1)	—	1.6	36.6
Fringe benefits tax	1.0	3.2	(3.4)	—	0.1	0.9
Restoration and environmental rehabilitation	3.4	0.8	(1.3)	—	0.2	3.1
Uninsured losses and future claims	27.2	68.2	(67.4)	—	0.2	28.2
Other	11.0	5.9	(8.6)	—	0.3	8.6
Total current provisions	76.2	139.6	(140.8)	—	2.4	77.4

Non-current
Employee entitlements and retirement benefits	46.0	(2.3)	(9.0)	—	2.5	37.2
Restoration and environmental rehabilitation	51.6	11.9	—	—	2.8	66.3
Uninsured losses and future claims	41.0	(0.7)	—	—	0.5	40.8
Other	—	0.2	—	—	—	0.2
Total non-current provisions	138.6	9.1	(9.0)	—	5.8	144.5

	31 MARCH			(DISPOSALS)	FOREIGN CURRENCY	31 MARCH
US$ MILLION	2005	RECOGNISED (a)	SETTLED	TRANSFERS	TRANSLATION	2006

Current
Employee entitlements and retirement benefits	31.0	58.2	(54.6)	—	(1.0)	33.6
Fringe benefits tax	0.6	2.9	(2.5)	—	—	1.0
Restoration and environmental rehabilitation	2.6	1.1	(0.2)	—	(0.1)	3.4
Uninsured losses and future claims	26.4	74.7	(73.8)	—	(0.1)	27.2
Other	12.0	3.0	(3.9)	—	(0.1)	11.0
Total current provisions	72.6	139.9	(135.0)	—	(1.3)	76.2

Non-current
Employee entitlements and retirement benefits	44.3	8.0	(4.9)	—	(1.4)	46.0
Restoration and environmental rehabilitation	43.8	8.9	—	—	(1.1)	51.6
Uninsured losses and future claims	41.7	(0.5)	—	—	(0.2)	41.0
Total non-current provisions	129.8	16.4	(4.9)	—	(2.7)	138.6

(a)          The increase during the period in the discounted amount arising from the passage of time is not material, and is included within amounts recognised. Actuarial gains or losses on defined benefit plans are included within amounts recognised as a reduction or increase, respectively.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

23 Contributed equity

	ORDINARY SHARES FULLY PAID (a) (NUMBER OF SHARES)		CONTRIBUTED EQUITY (US$ MILLION)
YEAR ENDED 31 MARCH	2007	2006	2007	2006

Particulars of shares issued during the year by Rinker Group Limited
On issue 31 March	910,116,219	941,232,368	1,138.7	1,475.9
Share buyback (b)	(15,056,261)	(31,116,149)	(155.4)	(337.2)
Capital return (c)	—	—	(347.3)	—
Total movements during the period	(15,056,261)	(31,116,149)	(502.7)	(337.2)
On issue 31 March	895,059,958	910,116,219	636.0	1,138.7

(a)          Fully paid ordinary shares are listed on the Australian Stock Exchange, and carry one vote per share and the right to dividends.

(b)         On 12 May 2005, Rinker announced the commencement of a 12 month on-market share buyback of up to 10 per cent of its ordinary shares outstanding at that date. Under the on-market buyback, 31,116,149 shares were repurchased during the year to 31 March 2006, of which 26,203,823 related to the buyback announced 12 May 2005 and the remainder related to a previous buyback program ended 26 May 2005. Shares repurchased were cancelled immediately on receipt.

On 17 July 2006, Rinker announced that a 12 month on-market buyback of up to five per cent of its ordinary shares would commence on 18 August 2006. 15,056,261 shares were repurchased under the on-market buyback prior to it being put on hold in October 2006 due to the Cemex takeover offer. Shares repurchased were cancelled immediately upon receipt.

(c)          On 18 July 2006, the shareholders approved a capital return of 50 A$ cents per ordinary share (A$2.50 per ADR). During the year ended 31 March 2006, the return received a favourable class ruling from the Australian Tax Office confirming that it was a 100% capital return. The capital return was paid on 17 August 2006 to shareholders of record as of 25 July 2006.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

24 Reconciliation of changes in shareholders’ equity

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006

Issued and paid-up capital
Balance at the beginning of the financial year	1,138.7	1,475.9
Buyback of shares	(155.4)	(337.2)
Capital return	(347.3)	—
Balance at the end of the financial year	636.0	1,138.7

Shares held in trust
Balance at the beginning of the financial year	(44.2)	(21.1)
Shares purchased and held in trust	(27.0)	(23.1)
Vested shares transferred to equity reserve	18.9	—
Balance at the end of the financial year	(52.3)	(44.2)

Foreign currency translation reserve
Balance at the beginning of the financial year	162.4	225.3
Exchange differences relating to overseas net assets net gain (loss) on translation	108.2	(60.6)
Foreign currency translation reserve of controlled entity transferred to (profit) on sale	—	(2.3)
Balance at the end of the financial year	270.6	162.4

Hedging reserve
Balance at the beginning of the financial year	2.7	—
Gain (loss) taken to equity	(3.5)	1.4
Adjustment on change in accounting policy	—	1.9
Tax impact of (gain) loss on hedging reserve	1.4	(0.6)
Balance at the end of the financial year	0.6	2.7

Equity based compensation reserve
Balance at the beginning of the financial year	17.3	5.6
Compensation on share-based transactions	13.9	8.7
Shares transferred from shares held in trust	(18.9)	—
Tax impact of equity based compensation	3.0	3.0
Balance at the end of the financial year	15.3	17.3

Retained profits
Balance at the beginning of the financial year	1,401.3	858.1
Actuarial gain (loss) on employee benefits	7.2	(4.3)
Tax impact of employee benefits	(2.6)	1.7
Net profit attributable to members of Rinker Group Limited	782.4	740.2
Total available for appropriation	2,188.3	1,595.7
Dividends	(555.6)	(194.4)
Balance at the end of the financial year	1,632.7	1,401.3
Total shareholders’ equity attributable to members of Rinker Group Limited	2,502.9	2,678.2

25 Minority interests

AS AT 31 MARCH	US$ MILLION 2007	US$ MILLION 2006

Contributed equity	5.4	5.4
Reserves	—	—
Retained profits	4.7	3.7
Minority interests	10.1	9.1

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

26 Auditors’ remuneration

THOUSANDS OF DOLLARS YEAR ENDED 31 MARCH	US$ 2007	US$ 2006

Auditing and reviewing the financial report of the parent entity (including the consolidated entity)
Auditor of parent entity:
Deloitte Touche Tohmatsu in Australia	793	788
Deloitte Touche Tohmatsu outside of Australia	1,285	1,313
	2,078	2,101

Audit related services:
Deloitte Touche Tohmatsu in Australia	—	—
Deloitte Touche Tohmatsu outside of Australia	83	55
	83	55

Other fees (a):
Deloitte Touche Tohmatsu in Australia	218	184
Deloitte Touche Tohmatsu outside of Australia	55	79
	273	263
Total auditors’ remuneration	2,434	2,419

(a)          Other fees relate to acquisition due diligence work and scrutineering.

27 Financial instruments

Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which revenue and expenses are recognised, in respect of each class of financial asset, financial liability and equity instruments are disclosed under “Significant accounting policies”.

Interest rate exposure

Interest rate exposure is managed with an objective of reducing year to year volatility to interest costs to obtain a stable and predictable interest expense outcome.

To achieve this result, Rinker group entities enter into interest rate hedges using interest rate swaps.

As at 31 March 2007 approximately 99 per cent of the Rinker group’s gross debt is US dollar denominated.

Foreign exchange risk exposure

For the year ended 31 March 2007, around 80% of the Rinker group’s result was generated by Rinker Materials in the US. For the years presented, there were virtually no movements of currency between US dollars and Australian dollars that resulted in a material amount of realised exchange gains or losses. As a result, the only significant impact of changes in the US dollar/Australian dollar exchange rate is one of accounting translation for financial reporting purposes. An appreciation of the A$ relative to the US$ would be expected to have a favourable impact on the Rinker group’s US$ results.

Funding and liquidity risk

In addition to the high level of free cash flow generated by the group, Rinker arranges its funding to manage liquidity risk by maintaining:

(a)          an appropriate maturity profile through the use of long-term borrowings, and avoiding undue concentrations of maturities or refinancing risk;

(b)         access to substantial committed bank facilities, with maturities ranging from 364 days to 4 years; and

(c)          access to short-term funding sources through, amongst other avenues, the commercial paper market.

This approach provides Rinker with a flexible, cost-effective funding structure that manages risk while allowing the group to respond to strategic opportunities as they arise.

Credit exposure

The Rinker group is exposed to credit related losses in the event of non-performance by counterparties to derivative and financial instruments. The counterparties are predominantly prime financial institutions with a Moody’s or Standard and Poor’s rating of at least A3 or A- respectively. The Rinker group controls risk through the use of credit ratings, limits and monitoring procedures. The Rinker group does not usually require collateral or other security to support financial instruments with credit risk.

Credit exposure of interest rate derivatives is represented by the fair value of the contracts. The carrying amounts of financial assets included in the Rinker group’s financial statements represent the Rinker group’s exposure to credit risk in relation to these assets.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

27 Financial instruments (continued)

As at 31 March 2007 and 2006, the Rinker group had no significant concentration of credit risk for derivative instruments with any single counterparty or group of counterparties. Concentrations of credit risk with respect to receivables are limited due to the large number of customers and markets in which the Rinker group does business, as well as the dispersion across many geographic areas.

Fair value

Except as detailed in the fair value table below, the carrying amount of financial assets and liabilities recorded in the financial statements approximates their fair values. Fair value represents in relation to an asset, the fair value were the asset to be exchanged and in relation to a liability, the fair value were the liability to be settled.

The following assumptions and methods were used to estimate fair value:

Interest rate swaps — The fair value is estimated using market accepted formulae and market quoted input variables.

Cash, short-term loans and deposits, receivables, payables and short-term borrowings — The carrying amounts of these financial instruments approximate fair value due to their short maturity.

Long-term borrowings — The present value of expected cash flows have been used to determine fair value using interest rates derived from market parameters that accurately reflect their term structure.

Interest rate swap contracts

Under interest rate swap contracts, the consolidated entity agrees to exchange the difference between fixed and floating rate interest amounts calculated on agreed notional principal amounts. Such contracts enable the consolidated entity to mitigate the risk of changing interest rates on debt outstanding. The fair value of interest rate swaps are based on market values of equivalent instruments at the reporting date and are disclosed below. The average interest rate is based on the outstanding balances at the start of the financial year.

The following tables detail the notional principal amounts and remaining terms of interest rate swap contracts outstanding as at reporting date:

Outstanding Floating to Fixed Contracts	Average contracted		Notional principal
US$ MILLION	fixed interest rate %		amount		Fair value
AS AT 31 MARCH	2007	2006	2007	2006	2007	2006
Less than 1 year	3.5%	3.3%	125	125	1.0	1.6
1 to 2 years	—	3.5%	—	125	—	2.9
			125	250	1.0	4.5

Fair values

Set out below is a comparison by category of carrying amounts and fair values of all of the group’s financial instruments.

US$ MILLION	CARRYING AMOUNT		FAIR VALUE
AS AT 31 MARCH	2007	2006	2007	2006
Financial assets:
Cash and cash equivalents	185.9	289.1	185.9	289.1
Trade receivables	607.8	646.7	607.8	646.7
Other receivables	85.9	70.8	85.9	70.8
Interest rate swaps (fixed rate payer against US$ Libor)	1.0	4.5	1.0	4.5
Other financial assets	40.3	32.6	40.3	32.6

Financial liabilities:
Trade payables	(397.2)	(440.9)	(397.2)	(440.9)
Other payables	(203.4)	(195.4)	(203.4)	(195.4)
Provisions	(221.9)	(214.8)	(221.9)	(214.8)
Long-term debt
Fixed rate US$ debt (bonds and notes)	(349.9)	(349.9)	(373.0)	(389.9)
Floating rate US$ debt (bank facilities)	(50.0)	(285.0)	(50.0)	(285.0)
Floating rate US$ debt (commercial paper)	(689.1)	—	(689.1)	—
Fixed rate US$ debt (other facilities)	(1.8)	(2.4)	(1.8)	(2.4)
Other A$ debt	(3.1)	(4.0)	(3.1)	(4.0)
Other CNY debt	(4.8)	(6.2)	(4.8)	(6.2)
Short-term debt
Fixed rate CNY debt	(3.0)	(3.1)	(3.0)	(3.1)
Total	(1,003.3)	(458.0)	(1,026.4)	(498.0)

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

27 Financial instruments (continued)

Interest rate sensitivity and risk management

The Rinker group enters into a variety of derivative instruments in the management of interest rate exposure with the objective of obtaining lower funding costs and a more stable and predictable interest expense. The Rinker group has a policy to maintain the percentage of fixed and variable rate debt within controlled limits. Interest rate swaps and options are entered into to maintain the mix of fixed and variable rate debt. The table below provides information about the Rinker group’s interest rate exposure and should be read in conjunction with Note 21.

Gains/losses on hedging instruments recognised directly in equity are shown in the Statement of Recognised Income and Expense.

Interest rate risk

The following table sets out the carrying amount, by maturity, of the financial instruments exposed to interest rate risk:

INTEREST RATE RISK EXPOSURE	WEIGHTED AVERAGE		FIXED MATURITIES						NON-
US$ MILLION	TERM	RATE	1 YEAR	1 TO 2	2 TO 3	3 TO 4	4 TO 5	OVER 5	INTEREST
AS AT 31 MARCH 2007	IN YEARS	%PA (a)	OR LESS	YEARS	YEARS	YEARS	YEARS	YEARS	BEARING		TOTAL
Financial assets:
Cash and cash equivalents (variable interest rate)	—	5.3	185.9	—	—	—	—	—	—		185.9
Interest rate swaps (fixed rate payer against US$ Libor)	0.3	3.5	—	—	—	—	—	—	1.0	(c)	1.0
Financial liabilities:
Long-term debt
Fixed rate US$ debt (bonds and notes)	9.9	5.8	—	—	—	(200.0)	—	(149.9)	—		(349.9)
Floating rate US$ debt (bank facilities) (b)	4.0	5.5	—	—	—	—	(50.0)	—	—		(50.0)
Floating rate US$ debt (commercial paper)	2.7	5.6	—	(19.1)	(190.0)	(450.0)	(30.0)	—	—		(689.1)
Fixed rate US$ debt (other facilities)	4.4	5.5	(0.6)	(0.4)	(0.3)	(0.2)	—	(0.3)	—		(1.8)
Other A$ debt	15.1	1.6	(1.0)	(0.5)	(0.4)	(0.4)	(0.4)	(0.4)	—		(3.1)
Other CNY debt	0.1	5.2	(4.8)	—	—	—	—	—	—		(4.8)
Short-term debt
Fixed rate CNY debt	—	4.9	(3.0)	—	—	—	—	—	—		(3.0)
Total			176.5	(20.0)	(190.7)	(650.6)	(80.4)	(150.6)	1.0		(914.8)

INTEREST RATE RISK EXPOSURE	WEIGHTED AVERAGE		FIXED MATURITIES						NON-
US$ MILLION	TERM	RATE	1 YEAR	1 TO 2	2 TO 3	3 TO 4	4 TO 5	OVER 5	INTEREST
AS AT 31 MARCH 2006	IN YEARS	%PA (a)	OR LESS	YEARS	YEARS	YEARS	YEARS	YEARS	BEARING		TOTAL
Financial assets:
Cash and cash equivalents (variable interest rate)	—	4.5	289.1	—	—	—	—	—	—		289.1
Interest rate swaps (fixed rate payer against US$ Libor)	1.0	3.4	—	—	—	—	—	—	4.5	(c)	4.5
Financial liabilities:
Long-term debt
Fixed rate US$ debt (bonds and notes)	10.9	5.8	—	—	—	—	(200.0)	(149.9)	—		(349.9)
Floating rate US$ debt bank facilities (b)	3.5	5.0	—	—	—	(130.0)	(155.0)	—	—		(285.0)
Fixed rate US$ debt (other facilities)	4.6	5.8	(0.8)	(0.5)	(0.3)	(0.3)	(0.2)	(0.3)	—		(2.4)
Other A$ debt	10.3	1.2	(1.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	—		(4.0)
Other CNY debt	1.1	5.1	—	(6.2)	—	—	—	—	—		(6.2)
Short-term debt
Fixed rate CNY debt	—	4.9	(3.1)	—	—	—	—	—	—		(3.1)
Total			283.7	(7.2)	(0.8)	(130.8)	(355.7)	(150.7)	4.5		(357.0)

(a)          Average rates for the individual periods do not materially differ from the overall average rates disclosed.

(b)         This debt can be refinanced using existing standby facilities.

(c)          This represents the fair value of the swaps. The fair value does not mature or require repayment.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

28 Contracted capital expenditure

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Contracted capital expenditure
Estimated capital expenditure contracted for at balance date but not provided for:
Payable within one year — controlled entities	145.7	61.5
Payable within one year — associate entities	3.7	2.3
Total contracted capital expenditure	149.4	63.8

29 Contracted operating lease and hire expenditure

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Contracted operating lease and hire expenditure commitments not otherwise provided for in the financial statements:
land and buildings	131.0	98.8
quarry and other raw material reserves	93.5	89.2
plant and equipment	44.9	33.2
	269.4	221.2
Contracted operating lease and hire expenditure comprises:
Operating leases
Non-cancellable payable
within 1 year	34.5	35.7
between 1 and 3 years	60.4	53.1
between 3 and 5 years	39.3	35.2
after 5 years	79.5	62.5
	213.7	186.5
Other operating leases
within 1 year	5.5	5.5
between 1 and 3 years	9.4	6.5
between 3 and 5 years	6.3	3.9
after 5 years	10.9	10.5
	32.1	26.4
Consolidated entity’s share of associate entities’ operating lease and hire expenditure commitments:
within 1 year	3.6	1.8
between 1 and 3 years	5.5	2.5
between 3 and 5 years	4.2	1.0
after 5 years	10.3	3.0
	23.6	8.3
Total operating lease and hire expenditure	269.4	221.2
Finance leases payable
within 1 year	0.1	0.2
between 1 and 3 years	—	0.1
between 3 and 5 years	—	—
Total minimum finance lease payments	0.1	0.3
Less amounts provided for in the financial statements
current lease liabilities	0.1	0.2
non-current lease liabilities	—	0.1
Finance lease expenditure not otherwise provided for in the financial statements	—	—
Total contracted lease and hire expenditure not otherwise provided for in the financial statements	269.4	221.2

Contingent rentals for 2007 and 2006 financial years were not material. The leases on most of the Rinker group’s rental premises contain renewal options. The Rinker group’s decision to exercise renewal options is primarily dependent upon the level of business conducted at the location and the profitability thereof. Leased plant and equipment consists primarily of mobile equipment, computer related items, and to a lesser extent fixed production equipment.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

30 Impairment testing

Under A-IFRS, the Rinker group reviews the carrying amounts of its tangible and intangible assets annually at each reporting date to determine whether there are any indicators of impairment. If any such indication exists, the Rinker group is required to write-down these assets to their estimated recoverable amount, generally the higher of fair value less costs to sell and value in use. Where the asset does not generate cash flows that are independent from other assets, the consolidated entity estimates the recoverable amount of the cash-generating unit to which the asset belongs.

Recoverable amounts involve significant judgments by Rinker group entities’ management and represent the estimated current value of the cash flows arising from the proposed continued use or the sale of the assets. In calculating recoverable amounts, Rinker group entities discount cash flows to present value. Management calculates the cash flows utilising forecasts of how the business is expected to operate based on the current performance and business environment but taking into account expected future changes. Rinker group entities’ management review these cash flow projections at least annually and any assets with a carrying value not supported by their discounted future cash flows are written down to their estimated recoverable amount. Impairment losses are measured as the amount by which the carrying value of the assets exceeds their recoverable amount as calculated above. Impairment losses are recognised immediately in earnings. There were no material impairment losses in fiscal years presented in this report.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in earnings.

Sensitivity analysis is applied to the calculation of future cash flows to determine whether the asset carrying value is supported under different assumptions. Key assumptions include discount rates, sales volumes, average selling price and cost assumptions. Discount rates are based on the estimated cost of capital in the applicable country. Sales volumes, average selling price and cost assumptions all use historical results as a base and are adjusted based on forecast assumptions derived from past experience. Adjustments include approved strategic initiatives by the Rinker group and any expected external factors, such as economic activity levels, degree of competition and the relevant Rinker group entity’s position in the market for the business under review.

Goodwill and intangible assets with indefinite lives are tested for impairment annually at the balance date and whenever there is an indication that the asset may be impaired. An impairment of goodwill is not subsequently reversed.

Goodwill is disclosed by Segment in Note 2 of the financial statements.

31 Non-cash financing and investing activities

There were no material non-cash transactions during the years shown other than those disclosed elsewhere in the financial statements.

32 Related party information

Transactions within wholly-owned group

During the year Rinker Group Limited received dividends from its wholly-owned controlled entities, advanced and repaid loans, sold and purchased goods and services and provided accounting and administrative assistance to its wholly-owned controlled entities. All transactions during the year ended 31 March 2007 with related parties were on commercial terms and conditions. Other than as described above or in Note 34, no material amounts were receivable from, or payable to, related parties as at 31 March 2007 and 2006, and no material transactions with related parties occurred during the year except as detailed in the financial statements.

Directors and director-related entities

The directors who held office during the year and their holdings of Rinker Group Limited securities, are detailed in the table below. Non-executive directors have agreements with Rinker Group Limited which conform to the provisions of the company’s constitution in respect of entitlements to retirement and termination payments.

Transactions with directors and director-related entities

During the fiscal year ended 31 March 2006 Rinker group entities purchased services at arm’s length terms from trucking services companies whose president is a stepson of Karl H. Watson, Sr, a key manager and director of Rinker Materials of Florida, Inc. and Florida Crushed Stone Company before his retirement at 31 March 2006. The purchases totalled US$17,261,000. The outstanding payables balance at 31 March 2006 was US$0.2 million.

Other transactions entered into during the year with directors of Rinker Group Limited and its controlled entities and with their director-related entities which are within normal customer or employee relationships on terms and conditions no more favourable than those available to other customers, employees, or shareholders include: the acquisition of shares in Rinker Group Limited under the employee share plans, dividends from ordinary shares in Rinker Group Limited, the sale of goods and services, contracts of employment and reimbursement of expenses, and contracts of employment with relatives of directors on either a full-time or work experience basis.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

32 Related party information (continued)

Shareholdings of directors and director-related entities

The holdings of directors at 31 March 2007 is given below.

	NATURE OF		BALANCE	GRANTED SUBJECT TO PERFORMANCE	NET CHANGES	BALANCE
	HOLDINGS (1)	NOTE	31 March 2006	HURDLE	OTHER (2)	31 March 2007
John Arthur	Ordinary		17,663	—	—	17,663
	CASP / PSP	3	—	—	—	—
	ESAP	4	23,301	—	6,578	29,879
	US Deferral Plan	5	—	—	—	—
	Total		40,964	—	6,578	47,542
David Clarke	Ordinary		261,499	—	—	261,499
	CASP / PSP	3	993,000	400,000	—	1,393,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	249,020	—	—	249,020
	Total		1,503,519	400,000	—	1,903,519
Marshall Criser	Ordinary		48,500	—	10,000	58,500
	CASP / PSP	3	—	—	—	—
	ESAP	4	—	—	—	—
	US Deferral Plan	5	3,782	—	4,498	8,280
	Total		52,282	—	14,498	66,780
John Ingram	Ordinary		15,000	—	7,280	22,280
	CASP / PSP	3	—	—	—	—
	ESAP	4	3,401	—	1,088	4,489
	US Deferral Plan	5	—	—	—	—
	Total		18,401	—	8,368	26,769
John Morschel	Ordinary		39,640	—	—	39,640
	CASP / PSP	3	—	—	—	—
	ESAP	4	24,441	—	4,081	28,522
	US Deferral Plan	5	—	—	—	—
	Total		64,081	—	4,081	68,162
Walter Revell	Ordinary		20,000	—	—	20,000
	CASP / PSP	3	—	—	—	—
	ESAP	4	—	—	—	—
	US Deferral Plan	5	—	—	—	—
	Total		20,000	—	—	20,000
Jack Thompson	Ordinary		—	—	6,000	6,000
	CASP / PSP	3	—	—	—	—
	ESAP	4	—	—	—	—
	US Deferral Plan	5	—	—	—	—
	Total		—	—	6,000	6,000

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

32 Related party information (continued)

Shareholdings of executives and executive-related entities

The holdings of executives at 31 March 2007 is given below.

	NATURE OF		BALANCE	GRANTED SUBJECT TO PERFORMANCE	NET CHANGES	BALANCE
	HOLDINGS (1)	NOTE	31 March 2006	HURDLE	OTHER (2)	31 March 2007
Peter Abraham	Ordinary		130,973	—	—	130,973
	CASP / PSP	3	107,796	35,000	—	142,796
	ESAP	4	12,305	—	2,176	14,481
	US Deferral Plan	5	—	—	—	—
	Total		251,074	35,000	2,176	288,250
David Berger	Ordinary		36,162	—	—	36,162
	CASP / PSP	3	231,000	80,000	—	311,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	118,251	—	—	118,251
	Total		385,413	80,000	—	465,413
Tom Burmeister	Ordinary		20,000	—	—	20,000
	CASP / PSP	3	233,000	80,000	—	313,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	63,307	—	—	63,307
	Total		316,307	80,000	—	396,307
Sharon DeHayes	Ordinary		21,495	—	—	21,495
	CASP / PSP	3	230,000	80,000	—	310,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	47,348	—	—	47,348
	Total		298,843	80,000	—	378,843
Mike Egan	Ordinary		1,846	—	21	1,867
	CASP / PSP	3	126,100	55,000	—	181,100
	ESAP	4	—	—	—	—
	US Deferral Plan	5	47,832	—	—	47,832
	Total		175,778	55,000	21	230,799
Ira Fialkow	Ordinary		24,370	—	—	24,370
	CASP / PSP	3	205,000	80,000	—	285,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	86,294	—	—	86,294
	Total		315,664	80,000	—	395,664
Duncan Gage	Ordinary		—	—	—	—
	CASP / PSP	3	210,000	80,000	—	290,000
	ESAP	4	—	—	—	—
	US Deferral Plan	5	40,121	—	—	40,121
	Total		250,121	80,000	—	330,121
Debra Stirling	Ordinary		214,127	—	13	214,140
	CASP / PSP	3	74,531	15,000	—	89,531
	ESAP	4	57,043	—	18,236	75,279
	US Deferral Plan	5	—	—	—	—
	Total		345,701	15,000	18,249	378,950
Karl Watson Jr	Ordinary		13,100	—	31,927	45,027
	CASP / PSP	3	280,369	80,000	—	360,369
	ESAP	4	143,768	—	—	143,768
	US Deferral Plan	5	75,220	—	—	75,220
	Total		512,457	80,000	31,927	624,384

No directors or senior executives have entered into transactions that would limit the economic risk of their holdings in Rinker shares. Effective October 2006, the board formally established the Rinker Group Limited No Hedging Policy. This policy prohibits the hedging of any shares or American Depositary Receipts (ADRs) held by a director or senior executive either personally or in connection with qualified and/or unqualified Cash Award Share Plan (CASP) or PSP shares. Annually, executives are required to certify that they have not hedged any security interest in CASP, PSP and/or in any Rinker shares or ADRs held.

1.               Includes ADRs (if applicable).

2.               Includes changes resulting from purchases and sales during the year. This column will also show the qualifications or forfeiture of shares held under PSP.

3.               The CASP shares whose performance period concluded during the year ended 31 March 2007 became 100% qualified based on successfully meeting preestablished performance criteria. As at 31 March 2007, no CASP shares had been withdrawn by Key Management Personnel and none of the PSP shares had yet qualified, therefore, they continue to be included under the CASP/PSP balance. The PSP shares granted during the year ended 31 March 2005 are eligible for qualification subsequent to 31 March 2007. The PSP shares granted during the year ended 31 March 2007 were granted on 10 May 2006.

4.               Shares purchased by the executive under the Employee Share Acquisition Plan (ESAP) scheme.

5.               Shares acquired under Rinker Materials Benefit Restoration and Voluntary Deferral Plan.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

33 Employee benefits

Rinker Group Limited and its controlled entities participate in a number of defined benefit and contribution funds in Australia and the United States. The funds provide benefits either on a defined benefit or cash accumulation basis, for employees on retirement, resignation or disablement, or to their dependents on death. The estimated liability for the total defined benefit obligation is accrued on the balance sheet. Employer contributions are legally enforceable, with the right to terminate, reduce or suspend those contributions upon giving adequate written notice to the participants and trustees. Rinker Group Limited and its Australian controlled entities are required to provide a minimum level of superannuation support for employees under the Australian Superannuation Guarantee Legislation.

Defined benefit funds

The benefits provided by the defined benefit fund is based on length of service or membership and salary of the member at or near retirement. Member contributions, based on a percentage of salary, are specified by the rules of the fund. Employer contributions generally vary based on actuarial advice and may be reduced or even cease when a fund is in actuarial surplus. The cost of providing benefits is recorded in the income statement. The cost of providing benefits recorded in the income statement is based on the actuarial estimate of the annual cost of funding members’ benefits using the Projected Unit Credit Method. Actuarial valuations are carried out at each reporting date. Differences between actuarial estimates and actual results are recorded directly in equity and presented in the Statement of Recognised Income and Expense. These differences, also known as actuarial gains and losses, arise from changes in discount rates, market investment performance or other actuarial assumptions representing the difference between actual fund performance and the actuarially determined expense. The currently assessed shortfall of net market value of plan assets compared to accrued benefits has been recognised as a liability in the financial statements.

For US and Australian plans, the plan actuaries have not recommended that additional contributions beyond the current contribution level be made. Funding recommendations are made by the actuaries based on their forecast of various matters, including future plan assets performance, interest rates, and salary increases.

Harwood superannuation fund

In Australia, Rinker group entities participate in the defined benefit Harwood Superannuation Fund (formerly CSR Australian Superannuation Fund) for those Rinker group employees who are currently members of that fund and any new employees who become members of that fund. The benefits provided by the defined benefit fund is based on length of service or membership and salary of the member at or near retirement. Member contributions, based on a percentage of salary, are specified by the rules of the fund. Employer contributions generally vary based on actuarial advice and may be reduced or even cease when a fund is in actuarial surplus. CSR Limited and Rinker Group Limited each separately cover, in effect, 50% of the funding of the accrued defined benefit liabilities of the Harwood Superannuation Fund as at the demerger date, which are revalued by the actuary at least annually. Rinker Group Limited is responsible for obligations with respect to benefits accrued after the demerger relating to individuals who are employed within the Rinker group post-demerger by their respective group companies.

Key assumptions used (expressed as weighted averages):	2007	2006
	%	%
Discount rate(s)	5.9%	5.6%
Expected return on plan assets (a)	7.9%	7.9%
Expected rate(s) of salary increase	4.0%	4.0%

(a)          To develop the expected long-term rate of return on assets assumption, Rinker group considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio.

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Amounts recognised in income in respect of these defined benefit plans are as follows:
Current service cost	2.7	2.6
Interest cost	4.5	4.2
Expected return on plan assets	(3.8)	(3.8)
Total included in employee benefit expense	3.4	3.0
Actuarial (gains) losses incurred during the year and recognised in the Statement of Recognised Income and Expense	(8.3)	4.8
Adjustments recognised in the Statement of Recognised Income and Expense for restrictions on the defined benefit asset	1.2	—
Cumulative actuarial gains and losses recognised in the Statement of Recognised Income and Expense	1.6	8.7

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

33 Employee benefits (continued)

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
The amount included in the balance sheet arising from the entity’s obligations in respect of its defined benefit plans is as follows:
Present value of funded defined benefit obligations	83.7	83.1
Fair value of plan assets	71.6	58.2
Net liability (asset) arising from defined benefit obligations	12.1	24.9
Movements in the present value of the defined benefit obligations were as follows:
Defined benefit obligation at the beginning of the year	83.1	76.7
Current service cost	2.7	2.6
Interest cost	4.5	4.2
Actuarial (gains) losses	(4.9)	5.5
Benefits paid	(2.9)	(5.1)
Foreign exchange adjustments	1.2	(0.8)
Defined benefit obligation at the end of the year	83.7	83.1
Movements in the present value of the plan assets were as follows:
Fair value of plan assets at the beginning of the year	58.2	54.8
Expected return on plan assets	3.8	3.8
Actuarial gains (losses)	3.4	0.7
Contributions from employer	8.9	4.9
Benefits paid	(2.9)	(5.1)
Restrictions on asset recognised	(1.2)	—
Foreign exchange adjustments	1.4	(0.9)
Fair value of plan assets at the end of the year	71.6	58.2

The actual return on plan assets was US$6.0 million (2006: US$4.5 million).

The Group expects to contribute US$7.5 million to its defined benefit funds during the fiscal year ended 31 March 2008.

Historical information on defined benefit plans is as follows:

	US$ MILLION	US$ MILLION	US$ MILLION
AS AT AND YEAR ENDED 31 MARCH	2007	2006	2005
Present value of funded defined benefit obligations	83.7	83.1	76.7
Fair value of plan assets	71.6	58.2	54.8
Deficit	12.1	24.9	21.9

The analysis of the plan assets at the balance sheet date is as follows:

	Fair value of plan assets
AS AT 31 MARCH	2007	2006
	%	%
Equity Securities	55%	55%
Debt Securities	36%	38%
Real Estate	6%	6%
Other	3%	1%
Total	100%	100%

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

33 Employee benefits (continued)

Post-employment medical benefits plans

Rinker Materials subsidises post-retirement medical benefits in the United States to certain employees and pensioners on a pay-as-you-go basis. The group’s cash contributions for the year ended 31 March 2007 totalled US$0.1 million (2006: US$0.1 million). US$0.1 million was recognised in expense in respect of these plans during fiscal year 2007 (2006: US$0.1 million). Actuarial gains of US$0.1 million (2006: US$0.6 million) were recognised directly in the Statement of Recognised Income and Expense. The total deficit of US$1.4 million (2006: US$1.5 million) based on the last actuarial review was recognised in the balance sheet.

AS AT 31 MARCH	2007	2006
Weighted average assumptions used to determine benefit obligations:
Discount rate	5.9%	5.6%
Health care cost trend rate assumed for next year	9.0%	10.5%
Ultimate trend rate	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2009	2009
Measured date	31-Mar-07	31-Mar-06

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Effect of 1% increase in medical trend rate:
Present value of defined post-retirement benefit obligation	0.2	0.2
Sum of service cost plus interest cost	—	—

Effect of 1% decrease in medical trend rate:
Present value of defined post-retirement benefit obligation	(0.2)	(0.2)
Sum of service cost plus interest cost	—	—

Multi-employer plans

Rinker group contributes to a number of multi-employer defined benefits plans, under the terms of enterprise bargaining/union agreements. Under the terms of these plans, Rinker is not entitled to obtain sufficient information to account for the plans as a defined benefit plan. Contributions to these plans are expensed in the period incurred, and amounted to US$13.3 million during 2007 (2006: US$12.3 million).

Defined contribution plans

Rinker group contributes to a number of defined contribution plans. Contributions to these plans are expensed in the period incurred, and amounted to US$18.5 million during 2007 (2006: US$18.6 million).

Universal share plan (USP)

Rinker’s Universal Share Plan (USP) is open to all Australian employees who have been employed for at least one year. The plan encourages general employee share ownership and enables participants to qualify for the limited favorable tax treatment available in Australia for broad based employee share plans. For this reason, this plan is not subject to performance conditions. Employees may acquire a parcel of shares at market price and receive an equal number of additional shares for no further consideration.

No loan facility is offered under USP. Shares acquired under USP are ordinary shares, equivalent in all respects to, and ranking equally with, existing fully paid ordinary shares, and are purchased on market during appropriate trading windows. During the year ended 31 March 2007, 132,796 shares were purchased in total for the 1,406 employees (2006: 1,565) who participated in USP.

Shares acquired under USP may not be disposed of before the earlier of the end of three years after the time of acquisition of the shares, or when the participant ceases to be employed by any Rinker group company.

Rinker employee share acquisition plan (Rinker ESAP)

The Employee Share Acquisition Plan (ESAP) enables directors and employees of Rinker in Australia to purchase Rinker shares with pre-tax compensation or bonuses. Those shares are purchased on market, in the ordinary course of trading on ASX, by the ESAP trustee and held on trust for the participant. These shares are not subject to performance conditions since they are being purchased in lieu of receiving bonuses where the performance condition has already been satisfied or are being purchased with fixed compensation.

Eligibility to participate in ESAP is determined by the Rinker board. Shares may be retained in Rinker ESAP for an indefinite period while a participant remains an employee of a Rinker group company. However, taxation deferral benefits only currently apply for a maximum of 10 years. If a participant ceases to be employed by any Rinker group company, the Rinker ESAP trustee must either transfer the relevant shares to the participant or sell the shares and distribute the proceeds of sale (less authorised deductions) to them. Withdrawal of shares from Rinker ESAP and their transfer to a participant or sale requires the approval of the Rinker board. Participants are entitled to any dividend, return of capital or other distribution made in respect of Rinker shares held in the plan on their behalf. The Rinker ESAP trustee may allow participants to participate in any pro rata rights and bonus issues of shares made by Rinker or sell such rights (if renounceable) or bonus shares on behalf of the participants and distribute the cash proceeds of such sale (less authorised deductions). Participants may direct the trustee how to vote any shares held on the participant’s behalf. In the absence of such direction, the shares will not be voted.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

34 Equity accounting information

			OWNERSHIP INTEREST		CARRYING AMOUNT
			%	%	US$ MILLION	US$ MILLION
			2007	2006	2007	2006
Name of entity	Principal activity	Country of Incorporation

Cement Australia Holdings Pty Limited (a)	cement manufacture	Australia	25	25	120.4	108.9
Metromix Pty Limited	pre-mixed concrete	Australia	50	50	9.9	8.8
Penrith Lakes Development Corporation Ltd (b) (c)	aggregates	Australia	40	40	—	—
Granite Canyon Joint Venture (a)	aggregates	USA	49	49	4.9	4.8
Other immaterial associates					3.1	2.8
Associates (d)					138.3	125.3
Cement Australia Partnership (a)	cement distribution	Australia	25	25	7.4	5.5
Other immaterial partnerships					2.3	2.1
Partnerships (e)					9.7	7.6
Total associate entities					148.0	132.9

(a)          The year end is 31 December.

(b)         The year end is 30 June.

(c)          In fiscal year 2006, the group’s share of accumulated losses of Penrith Lakes Development Corporation (PLDC) beyond the value of its equity investment were recognised as a reduction of long-term loans advanced to the company, which, in substance, form part of Rinker’s investment in PLDC.

(d)         Not quoted on stock exchange.

(e)          Not included above is the group’s 50% partnership interest in Emoleum which was disposed during the year ended 31 March 2006.

	US$ MILLION	US$ MILLION
	2007	2006
Equity accounted amount of investments at the beginning of the financial year	132.9	159.6
Share of associate entities’ profit before income tax expense	27.6	37.8
Share of income tax expense	(2.3)	(5.2)
Dividends and distributions received	(25.9)	(29.4)
Recognised against non-current receivables which in substance form part of the net investment in PLDC	(0.6)	(0.9)
Disposal of equity accounted investment	—	(21.9)
Capital invested	0.1	2.6
Foreign currency translation and other	16.2	(9.7)
Equity accounted amount of investments at the end of the financial year	148.0	132.9

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Summarised financial performance of associate entities
Revenue	1,129.1	1,252.8
Net profit	88.4	113.9

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Summarised financial position of associate entities
Assets
cash	8.8	8.9
other current assets	267.2	225.4
property, plant and equipment	590.7	519.7
other non-current assets	355.6	319.4
Liabilities
current accounts payable	(156.4)	(127.8)
current borrowings and other liabilities	(445.4)	(57.2)
non-current liabilities	(289.8)	(566.0)
Net assets	330.7	322.4

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

34 Equity accounting information (continued)

	US$ MILLION	US$ MILLION
AS AT AND YEAR ENDED 31 MARCH	2007	2006
Balances and transactions with associate entities
Current loans and receivables	37.4	4.2
Non-current loans and receivables	39.3	58.8
New loans and receivables	9.6	15.0
Loans and receivables repaid	0.8	25.0
Current payables	39.5	33.0
Purchases of goods and services	238.8	218.8
Sale of goods and services	5.6	41.8
Dividends and distributions received and receivable	25.9	29.4

35 Acquisitions and disposals of controlled entities and businesses

During fiscal years 2007 and 2006 the Rinker group completed certain acquisitions and disposals that were  not individually significant to the company’s results of operations and financial position. The fair value of the aggregate net assets acquired/disposed and the aggregate consideration paid/received is presented below.

Value of net assets of controlled entities and businesses acquired (disposed)(a)(b)	CONSOLIDATED ACQUISITIONS US$ MILLION		CONSOLIDATED DISPOSALS US$ MILLION
	2007	2006	2007	2006
Cash	0.9		—	—
Receivables	1.7	15.8	—	12.7
Inventories	5.5	5.2	0.6	1.3
Other current assets	—	0.1	—	—
Investments	—	2.6	—	21.9
Property, plant and equipment	55.7	49.4	2.8	2.2
Intangibles	0.6	74.2	—	—
Other non-current assets	0.5	—	—	1.8
Payables	(0.2)	(3.6)	—	(12.0)
Provisions	(5.2)	(0.3)	—	(2.4)
	59.5	143.4	3.4	25.5
Goodwill acquired /disposed (c)	37.3	20.9	2.8	3.9
Divestment expenses	—	—	—	1.0
Gain (loss) on disposal	—	—	3.1	24.1
Total cash consideration (d)	96.8	164.3	9.3	54.5
Cash balances (acquired)	(0.9)	—	—	—
Deferred consideration and other	1.3	(3.5)	(0.1)	(0.8)
Total flow of cash	97.2	160.8	9.2	53.7

(a)          Operating results of the entities acquired (disposed of) are included in the income statement from the date acquired (up to the date disposed). The results since acquisition are not material to the Rinker group’s financial results.

(b)         Value of assets acquired represents the fair value of the assets and liabilities acquired as measured at the acquisition date. The carrying amount of the net assets acquired was approximately US$47.2 million (2006: US$62.8 million). The difference between the fair value and the carrying amount relates primarily to property, plant and equipment, customer list intangible assets and permit intangible assets.

(c)          Included in goodwill recognised are items that cannot be individually separated and reliably measured due to their nature. These include new customers and synergy benefits.

(d)         Total consideration for the fiscal year ended 31 March 2006 is primarily composed of the acquisition of Keys Concrete on 2 March 2006. Due to the proximity to the year ended 31 March 2006, the fair values assigned to the assets and liabilities for the Keys acquisition were determined provisionally. During the year ended 31 March 2007 the fair value assessment was completed. The final valuation resulted in the inclusion of US$74.2 million of indefinite life identifiable intangibles, primarily permits and licenses, previously recorded as goodwill. For the fiscal year ended 31 March 2007, the initial accounting for certain acquisitions was determined provisionally due to the proximity to year end.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

36 Particulars relating to consolidated entities

		% RINKER GROUP				% RINKER GROUP
	COUNTRY OF	OWNERSHIP			COUNTRY OF	OWNERSHIP
	INCORPORATION	2007	2006		INCORPORATION	2007	2006
Parent entity
Rinker Group Limited

Consolidated entities
ALC Las Vegas Mining Claims, LLC	USA	100	100	Readymix Cement Pty Ltd	Australia	100	100
American Limestone West, LLC	USA	100	100	Readymix Materials Holdings, LLC	USA	100	100
ARC Management Company, Inc.	USA	100	100	Readymix Properties Pty Ltd	Australia	100	100
ARC Materials Corporation	USA	100	100	Rinker Australia Pty Limited	Australia	100	100
Ave Maria Rinker Materials, LLC	USA	51	51	Rinker Group Share Plan Pty Ltd	Australia	100	100
ACN 065 064 502 Pty Ltd.	Australia	100	100	Rinker Jamaica Ltd.	Jamaica	100	100
Bettaform Constructions Pty Ltd	Australia	100	100	Rinker Materials AM Holdings, LLC	USA	100	100
Birchtown Holdings, Inc.	Canada	100	100	Rinker Materials (Qingdao) Co Ltd	China	100	100
Broadway & Frame Premix Concrete Pty Ltd	Australia	100	100	Rinker Materials (Tianjin) Co Ltd	China	100	100
CMR SKCOR Holdings, LLC (c)	USA	100	—	Rinker Management Company, Inc.	USA	100	100
D&D Paving Company (d)	USA	100	—	Rinker Materials Caribbean, LLC	USA	100	100
Excel Concrete (NSW) Pty Ltd	Australia	100	100	Rinker Materials Corporation	USA	100	100
Excel Concrete Pty Ltd	Australia	100	100	Rinker Materials Leasing L.L.C.	USA	100	100
Florida Crushed Stone Company	USA	100	100	Rinker Materials Nevada, Inc.	USA	100	100
Fort Calhoun Stone Company	USA	100	100	Rinker Materials of Florida, Inc.	USA	100	100
Guernsey Stone Company	USA	100	100	Rinker Materials South Central, Inc.	USA	100	100
HBM Land, LLC	USA	100	100	Rinker Materials Steel Framing, Inc.	USA	100	100
Hydro Conduit Corporation	USA	100	100	Rinker Materials SW Florida
Hydro Conduit Management Company, Inc.	USA	100	100	Limestone Holdings, LLC (c)	USA	100	—
Hydro Conduit of Texas, LP	USA	100	100	Rinker Materials SW Florida Sand
Hydro Investments, Inc.	USA	100	100	Holdings, LLC (c)	USA	100	—
Loven, Inc.	USA	100	100	Rinker Materials West, LLC	USA	100	100
LV Western Mining Claims, LLC	USA	100	100	Rinker Materials Western, Inc.	USA	100	100
Marana Golf Inc.	USA	100	100	Rinker Modular Systems, LLC	USA	100	100
Mili, L.L.C.	USA	100	100	Rinker Offshore Aggregates (D.R.) Pty. Ltd (a)	Australia	100	100
Minicon Pty Ltd	Australia	100	100	Rinker Offshore Aggregates
New Cambria Group, Inc.	Canada	100	100	(Holdings) Pty. Ltd	Australia	100	100
New Line Transport, LLC (c)	USA	100	—	Rinker St. Lucia Ltd.	St Lucia	100	100
Northwest Materials Holding Company	USA	100	100	Salem Black Top and Asphalt Paving, Inc. (d)	USA	100	—
Oxi Golf, LLC (b)	USA	50	50	SKCOR, LLC	USA	100	100
Oxi, L.L.C.	USA	100	100	Solano Concrete Company, Inc.	USA	100	100
Pacific Rock Products Trucking, L.L.C.	USA	100	100	Steel Construction Systems	USA	55	55
Pacific Rock Products, L.L.C. USA	USA	100	100	Tanner Companies (Yuma) Inc.	USA	100	100
Port Roseway Marine, Inc.	Canada	100	100	Twin Mountain Rock Company	USA	100	100
Quality Ready Mix, Inc. (b)	USA	50	50	Twin Mountain Rock Venture	USA	51	51
				United Metro Materials Inc.	USA	100	100
				Western Equipment Company	USA	100	100
				Wilson Concrete Company	USA	100	100

(a)          Legal name of controlled entity changed during the year

(b)         50% owned entity controlled as Rinker group exerts management control over entity

(c)          Controlled entity formed during the year

(d)         Controlled entity acquired during the year

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

37 Contingent liabilities

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Contingent liabilities, capable of estimation, arise in respect of the following categories
Performance bonds provided to third parties	94.5	87.7
Bank guarantees given by Rinker group (a)	95.6	91.0
Total contingent liabilities	190.1	178.7

(a)          Mainly provided by the Rinker group in lieu of contract retention payments, deposits for rehabilitation of quarry sites, and for insurance policy deductible amounts with the majority of the terms up to one year. The total bank guarantee facility available is US$185.5 million. No specific Rinker group assets are pledged as security for the bank guarantees. The guarantees would be called if Rinker group failed to meet contractual obligations relating to commercial contracts, quarry rehabilitation and insurance policy deductibles. No liabilities have been recognised in respect of these guarantees as the fair value of the guarantees is immaterial. No payments have been made by the banks under these guarantees in years ended 31 March 2007 or 2006.

Rinker Australia Pty Ltd acts as an authorised self-insurer in New South Wales, Victoria, South Australia, Western Australia and the Australian Capital Territory for workers’ compensation insurance, as does Rinker Materials Corporation and certain of its controlled entities in Arizona, California, Nevada, New Mexico, Oregon and Washington. Adequate provision has been made for all known claims and probable future claims that can be reliably measured.

Claims and possible claims, indeterminable in amount, have arisen in the course of business against entities in the consolidated group. Based on current information, it does not appear that any resulting liability would materially affect the financial position of the consolidated entity.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

38 Key management personnel
Table 1: Compensation for Key Management Personnel (Amounts in US$)

		SHORT-TERM EMPLOYEE BENEFITS			POST EMPLOYMENT BENEFITS		SHARE- BASED INCENTIVE	TOTAL	% PERF RELATED
				NON-
				MONETARY	PENSION
		BASE SALEAR	SHORT-TERM	AND OTHER	AND SUPER-	OTHER POST
		AND FEES(1)	INCENTIVE(1)(2)	BENEFITS(3)	ANNUATION	EMPLOYMENT(4)	EQUITY(5)
John Morschel (6) (7)	2007	$ 288,874	NA	NA	NA	$ 31,591	NA	$ 320,465	NA
chairman	2006	$ 247,203	NA	NA	NA	NA	NA	$ 247,203	NA
Marshall Criser (6) (8)	2007	$ 207,989	NA	NA	NA	$ 10,320	NA	$ 218,309	NA
deputy chairman	2006	$ 179,784	NA	NA	NA	NA	NA	$ 179,784	NA
John Arthur (6) (7) (9)	2007	$ 131,727	NA	NA	NA	$ 6,398	NA	$ 138,125	NA
director	2006	$ 104,874	NA	NA	NA	NA	NA	$ 104,874	NA
John Ingram (6) (7)	2007	$ 134,038	NA	NA	NA	NA	NA	$ 134,038	NA
director	2006	$ 107,870	NA	NA	NA	NA	NA	$ 107,870	NA
Walter Revell (6)	2007	$ 124,794	NA	NA	NA	$ 5,959	NA	$ 130,753	NA
director	2006	$ 104,874	NA	NA	NA	NA	NA	$ 104,874	NA
Jack Thompson (6) (10)	2007	$ 100,117	NA	NA	NA	NA	NA	$ 100,117	NA
director	2006	NA	NA	NA	NA	NA	NA	NA	NA
Sub-total	2007	$ 987,539	NA	NA	NA	$ 54,268	NA	$ 1,041,807	NA
non-executive directors	2006	$ 744,605	NA	NA	NA	NA	NA	$ 744,605	NA
SENIOR EXECUTIVES
David Clarke (11) (12)	2007	$ 916,650	$ 1,327,153	$ 55,143	$ 854,065	$ 106,393	$ 3,362,400	$ 6,621,804	71%
chief executive officer	2006	$ 857,500	$ 1,800,000	$ 61,100	$ 595,085	$ 116,676	$ 1,774,400	$ 5,204,761	69%
Karl Watson, Jr. (12)	2007	$ 370,750	$ 439,221	$ 31,351	$ 0	$ 55,310	$ 740,176	$ 1,636,808	72%
president-Rinker Materials West	2006	$ 352,000	$ 449,540	$ 68,465	$ 0	$ 36,440	$ 464,331	$ 1,370,776	67%
Thomas Burmeister (12)	2007	$ 370,750	$ 387,693	$ 40,512	$ 0	$ 59,085	$ 732,767	$ 1,590,807	70%
chief financial officer	2006	$ 357,000	$ 473,200	$ 39,015	$ 0	$ 49,852	$ 415,167	$ 1,334,234	67%
Sharon DeHayes (6) (12)	2007	$ 355,450	$ 306,982	$ 117,737	$ 0	$ 52,989	$ 723,367	$ 1,556,525	66%
president – Florida Materials and	2006	$ 337,000	$ 311,897	$ 170,006	$ 0	$ 47,475	$ 405,767	$ 1,272,145	56%
Gypsum Supply
David Berger (12)	2007	$ 361,550	$ 378,039	$ 19,245	$ 0	$ 54,579	$ 726,500	$ 1,539,913	72%
vp – strategy and development	2006	$ 340,000	$ 461,500	$ 22,137	$ 0	$ 45,424	$ 408,900	$ 1,277,961	68%
Ira Fialkow (12)	2007	$ 327,950	$ 342,915	$ 21,325	$ 0	$ 51,822	$ 687,551	$ 1,431,563	72%
vp – shared services	2006	$ 311,000	$ 418,600	$ 19,520	$ 0	$ 41,676	$ 369,951	$ 1,160,747	68%
Duncan Gage (12)	2007	$ 370,750	$ 261,324	$ 47,121	$ 0	$ 54,112	$ 698,234	$ 1,431,541	67%
chief operating officer –	2006	$ 315,000	$ 422,500	$ 30,901	$ 0	$ 40,811	$ 380,634	$ 1,189,846	67%
Construction Materials East
Mike Egan (12) (13)	2007	$ 306,500	$ 328,640	$ 19,442	$ 0	$ 44,076	$ 446,047	$ 1,144,705	68%
vice president and general	2006	NA	NA	NA	NA	NA	NA	NA	NA
counsel Rinker Materials
Peter Abraham (6) (11) (14)	2007	$ 340,263	$ 230,477	$ 308	$ 114,309	$ 0	$ 314,054	$ 999,411	54%
general counsel and company	2006	$ 308,625	$ 246,449	$ 1,192	$ 153,790	$ 0	$ 190,835	$ 900,891	49%
secretary
Debra Stirling (6) (14) (15)	2007	$ 286,155	$ 213,318	$ 1,044	$ 31,606	$ 0	$ 185,783	$ 717,906	56%
vp – corporate affairs and	2006	$ 265,957	$ 232,958	$ 929	$ 34,620	$ 0	$ 136,834	$ 671,298	55%
investor relations
Sub–total	2007	$ 4,006,768	$ 4,215,762	$ 353,228	$ 999,980	$ 478,366	$ 8,616,879	$ 18,670,983	69%
senior executives	2006	$ 3,444,082	$ 4,816,644	$ 413,265	$ 783,495	$ 378,354	$ 4,546,819	$ 14,382,659	65%
Total key	2007	$ 4,994,307	$ 4,215,762	$ 353,228	$ 999,980	$ 532,634	$ 8,616,879	$ 19,712,790	NA
management personnel	2006	$ 4,188,687	$ 4,816,644	$ 413,265	$ 783,495	$ 378,354	$ 4,546,819	$ 15,127,264	NA

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

38 Key management personnel (continued)

(1)          For the US directors and senior executives, includes amounts deferred into Rinker Materials 401(k) Plan and/or Rinker Materials Benefit Restoration and Voluntary Deferral Plan. For the Australian directors and senior executives, includes shares purchased under the Rinker Employee Share Acquisition Plan.

(2)          Amounts shown for 2007 represent the amount of the short term incentive awards earned by each named executive for performance.

(3)          For the year ended 31 March 2007, nonmonetary and other benefits comprise the costs of life insurance, vehicle allowance, and club membership fees. For Mr Clarke, it also includes tax preparation fees and for Mr Gage it includes personal travel related expenses. For Ms DeHayes and Mr Watson, Jr this column also contains expatriate and/or relocation related expenses.

Additionally, non-monetary and other benefits include interest imputed on a loan of US$59,000 to Mr Burmeister that dates back to 1998. The loan relates to a relocation benefit and, at the time, was a customary benefit for relocating executives. The loan is interest free and is payable upon his termination of employment. There were no loans made to any key management personnel during the year.

(4)          For the non-executive directors, other post employment includes quarterly interest earned on the following retirement benefits: Mr Morschel US$509,388, Mr Criser US$315,512, Mr Arthur US$103,162 and Mr Revell US$111,286. As part of his retirement election, Mr Criser has deferred US$325,832 into the Rinker Materials Benefit Restoration and Voluntary Deferral Plan. This represents his retirement benefit plus the interest earned prior to deferral (as listed in the above table). Since Mr Criser has deferred his retirement benefits into the Rinker Materials Benefit Restoration and Voluntary Deferral Plan, he is not eligible to receive any additional interest payments.

For the senior executives, other post employment includes the company matching and profit sharing contributions under the Rinker Materials 401(k) Plan and/or the Rinker Materials Benefit Restoration and Voluntary Deferral Plan. Under the Rinker Materials Benefit Restoration and Voluntary Deferral Plan, the company matching and profit sharing contributions included in the table represent Rinker’s full commitment (or obligation) to the named executives under this plan.

(5)          Annual grants are amortised over a three-year period. Amounts shown for 2006 include the pro-rata value (one-third) of the fair value of:

•      the CASP grant,

•      the year ended 31 March 2005 PSP grant, and

•      the year ended 31 March 2006 PSP grants.

Amounts shown for 2007 include the pro-rata value of the fair value of:

•      the CASP grant (pro-rated from 1 April 2006 to 11 August 2006 or 4½ months),

•      the year ended 31 March 2005 PSP grant (pro-rated at one-third),

•      the year ended 31 March 2006 PSP grants (pro-rated at one-third), and

•      the year ended 31 March 2007 PSP grants (pro-rated at one-third).

The fair values were calculated by independent external advisors using the binomial pricing model and are not necessarily indicative of the eventual value that may or may not be realised by the executive. For the 10 May 2006 grant, the fair value was calculated at US$11.91. All fair value calculations take into consideration future dividend payments.

During the year ended 31 March 2007, participants in CASP and PSP received a final dividend of A$0.24, a special dividend of A$0.40, a capital return of A$0.50 and an interim dividend of A$0.16 per share.

(6)          If applicable, amounts for the non-executive directors, Mr Abraham, Ms Stirling and Ms DeHayes that were paid in Australian dollars have been converted at an exchange rate of 0.77033 (US$ / A$1.00) for the year ended 31 March 2007 and 0.74910 (US$ /A$1.00) for the year ended 31 March 2006.

(7)          Mr Arthur, Mr Ingram and Mr Morschel all participated in ESAP during the year. Of the above totals, Mr Arthur received US$66,248, Mr Ingram received US$10,785 and Mr Morschel received US$40,442 in the form of ESAP shares, with the balance in cash. These amounts are included under “base salary and fees.”

(8)          Included in Mr Criser’s fees are amounts deferred into Rinker Materials Benefit Restoration and Voluntary Deferral Plan.

(9)          Included in Mr Arthur’s fees are compulsory superannuation contributions of US$10,186.

(10)    Mr Thompson was appointed to the Board of Directors on 29 May 2006.

(11)    The pension and superannuation amounts shown for Mr Clarke and Mr Abraham represent the increase, over the prior year, in the actuarial value (of their one-time lump sum benefit payable upon retirement) of amounts accrued in the defined benefit superannuation plan. The actuarial amounts include projections of future salary, vested years of service and retirement date. These amounts are discounted based on the latest available current 10 year government bond yields.

In 2006 an increase was made in the salary used to calculate Mr Clarke’s superannuation. Additionally, there has been a change in the method previously used to calculate the pension expense for Mr Clarke and Mr Abraham to comply with A-IFRS accounting standards as required by regulation 2M.3.03(2) of the Corporations Regulations. The impact of these changes is reflected in the amounts shown under 2006 and 2007.

(12)    After considering independent advice, the board is satisfied that the termination benefits of the relevant executives, as set out below, are reasonable, having regard to current US employment practices.

The duration of employment agreements with the relevant executives are for three years, which automatically extend by one year on the anniversary date of the agreements unless written notice is given by either the named executive or Rinker that the agreement is not to be extended. This notice must be given at least 180 days prior to the anniversary date.

If the executive resigns from his or her employment, the company is required to pay the executive the full amount of his or her salary through to his or her termination date and any unpaid amounts accrued for unused leave. The board may in its sole discretion also elect to pay the executive a pro rata portion of his or her short term incentive for the period of his or her active employment during the financial year.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

38 Key management personnel (continued)

If, during the employment period (as defined in the executive’s employment contract), the company terminates the employment of the executive other than for cause (as defined in the executive’s employment contract), or the executive resigns from his or her employment for good reason (as defined in the executive’s employment contract) the company is required to:

•                  Pay the executive, in a lump sum, a pro rata portion of his or her short term incentive and amounts accrued for unused leave.

•                  Determine the executives’ eligibility to have a pro rata share of long term incentives in progress at the time of his or her termination qualify, in accordance with plan rules.

•                  Pay the executive amounts he or she would have received in the following 24 months, at the times indicated in his or her employment contract, for his or her base salary and short term incentive at target performance. Additionally, the executive would continue to receive any other benefits, with the exception of new long term incentive opportunities, he or she was entitled to at time of termination for the following 24 months.

•                  Provide the executive with professional outplacement services valued up to US$15,000 for Mr Clarke and US$10,000 for the other senior executives.

If, during the employment period, the company terminates the employment of the executive for cause, the company shall have no further obligations to the executive except the amount of base pay due through his or her termination date and any unpaid amounts accrued for unused leave.

Upon termination of the executive’s employment for any reason, the executive is prohibited from engaging in any activity that would compete with Rinker for a period of 24 months for Mr Clarke and 12 months for the other senior executives.

Subsequent to a change of control, if the executive’s employment is terminated by the company other than for cause, or the executive resigns from his or her employment for good reason prior to the one year and one month anniversary of the change of control, the executive will remain eligible to receive the remaining portion of his or her PSP Account Balance only if they agree to comply with an additional restraint (as defined in the executive’s employment contract), which includes an additional 12 month noncompetition clause.

(13)    Mr Egan was promoted to a senior executive position effective October 2006. However, the compensation shown reflects his compensation for the entire year ended 31 March 2007.

(14)    Termination benefits for Mr Abraham and Ms Stirling are the greater of 12 months total compensation (including target incentives) for three months’ base compensation (base compensation is equivalent to approximately 75 per cent of fixed compensation) plus 0.7 months base compensation per year of service, not to exceed 24 months. As at 31 March 2007, Mr Abraham had 27 years of service and Ms Stirling had 8 years.

Should Mr Abraham or Ms Stirling resign or be terminated for cause, the company shall have no further obligations to them except the amount of base pay due up to the termination date and any unpaid amounts of accrued leave.

(15)    For Ms Stirling, pension and superannuation benefits represent the company’s contributions made to accumulation superannuation plans in Australia.

Compensation structure

All compensation received by the key management personnel is detailed in table 1 within this note to the financial statements.

The compensation structure for the chief executive, senior executives and other executives comprises policies and programs for both fixed and variable compensation.

•                  Fixed compensation is made up of base salary and welfare, retirement and incidental other benefits.

•                  Variable compensation consists of an annual short term incentive plan and long term incentives tied to performance and are at risk, depending upon performance.

The compensation structure is designed to strike an appropriate balance between fixed and variable compensation. In addition to the individual’s performance, the committee considers external benchmarking data and Rinker’s relative performance against a group of peer companies (based on companies in the construction materials industry). After this review, the Compensation and Human Resource Committee determines the base salary for the chief executive and senior executives and determines the parameters for variable compensation.

Base salary

Base salaries are reviewed annually and are determined by reference to appropriate benchmark information, taking into account an individual’s responsibilities, performance, qualifications, experience and geographic location. Rinker’s objective is to set base salary at median market levels.

Variable compensation

The board believes that well designed and managed short term and long term incentives are important elements of employee compensation, providing tangible incentives for employees to strive to improve Rinker’s performance both in the short term and long term for the benefit of shareholders. These plans encourage employees to share in the growth, prosperity and profitability of the company, participating in a common interest with shareholders.

The proportions of total compensation that may be received in variable form differ between Rinker group managers but are consistent with local practices in each country and take into account individuals’ responsibilities, performance and experience. All variable compensation is tied to performance.

Short term incentive plan

The Short Term Incentive Plan (STI) directly links variable compensation to financial performance. It is an integral part of Rinker’s high performance culture, being designed to drive continuous performance improvement in each business.

Under the STI, performance is measured through generation of economic profit (EP), a measure of profit which takes into account the cost of invested capital needed to produce that profit (that is, the profit after tax less the cost of capital). The committee chose this measure as it is closely linked to the creation of additional value for shareholders. When EP is positive, shareholder value is being created. The STI encourages participants to both sustain and improve upon performance levels reached in the prior year. Rewards are only paid for sustained EP improvements and the incentive plan targets are segregated from the internal planning process. EP is measured at the operating unit level, so that each manager in the organisation has an incentive to maximise the EP of his or her operating unit.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

38 Key management personnel (continued)

Some key components of the STI for the chief executive and senior executives include:

•                  EP improvement targets are set for multiple years to encourage longer term decision-making and continuous improvement.

•                  The committee has discretion to adjust the calculated awards for the chief executive and senior executives based on company performance related to safety, health and environmental issues; and their overall compliance with policies and commitment to Rinker’s code of business ethics and to the organisation’s values.

The board assigned responsibility for recommending final STI awards to the committee because its members are in the most appropriate position to assess the performance of the chief executive and other senior executives. The committee assesses Rinker’s performance against targets and determines if discretionary adjustments are merited for the chief executive or senior executives. The committee then recommends to the board the final values of the STI to be paid to the chief executive and senior executives.

Awards under STI are made in each financial year and relate only to performance in that year. Accordingly, 100 per cent of STI awards to the chief executive and senior executives for the year ended 31 March 2007 vested in that year and will be paid during the year ended 31 March 2008. No part of the year ended 31 March 2007 STI awards for the chief executive and senior executives are payable in, or in respect of performance in, any other financial year.

Rinker’s performance during the year ended 31 March 2007, as measured by EP improvement and achievement of individual goals, generally met target but was below the maximum payout allowed under the STI for the chief executive and senior executives. For the year ended 31 March 2007 the board has approved for the chief executive and senior executives incentive awards equal to US$4,215,762. All STI amounts are fully accrued and expensed in Rinker’s accounts during the year in which they are earned.

Company performance

Rinker’s strong performance following the demerger from CSR Limited on 31 March 2003 has resulted in above target levels of compensation being paid during the past four years to some employees participating in variable compensation plans. Because these plans are designed to align participant’s interest with those of shareholders, both have benefited from Rinker’s strong performance during this time.

Performance share plan (Rinker PSP)

The performance share plan (PSP) is a long term equity incentive plan for Rinker’s chief executive, senior executives and other executives making key contributions in the United States or Australia. PSP is designed to align participants’ interests with those of shareholders by increasing the total returns to Rinker’s shareholders. Under PSP, performance is measured by comparing Rinker’s total shareholder return (TSR) – which takes into account share price appreciation, dividends and capital returns received over the relevant period – with a group of peer companies.

This measure was chosen as it best aligns the interests of participants in PSP with those of shareholders since it measures Rinker’s performance in generating returns to shareholders against its peer group of companies. Under this equity based plan, participants can earn Rinker shares or ADRs or both.

Although the maximum number of  shares that could become qualified for each participant is limited by the number of shares granted, when the share price increases (or decreases) so does the value of the grant to participants.

The initial value of the award that can be potentially earned by a participant is based on market data and Rinker’s financial performance as well as the participant’s level of responsibility and individual performance. Shares are acquired on behalf of participants on market and only qualify if market and service qualifications are met.

The initial value of the potential award is applied under PSP to purchase Rinker shares (or ADRs or both) on market in the ordinary course of trading on the Australian Stock Exchange (ASX) or the New York Stock Exchange (NYSE) or both. Once the shares are purchased on market, participants are entitled to any dividend, return of capital or other distribution made in respect of Rinker shares (and/or ADRs) held on their behalf, prior to qualification. Each participant may direct the plan trustee how to vote any shares held on the participant’s behalf. In the absence of those directions the shares will not be voted.

As at 31 March 2007 there was one grant cycle whose performance period had concluded (but whose shares were not subject to being qualified until subsequent to the year ended 31 March 2007 and an independent review of the results) and two grant cycles outstanding under PSP. The performance period for PSP begins on 1 April of each cycle. The performance hurdle for all three cycles is Rinker’s TSR percentile ranking within a group of peer companies between:

•                  1 April 2004 and 31 March 2007 for the grant made during the year ended 31 March 2005.

•                  1 April 2005 and 31 March 2008 for the grants made during the year ended 31 March 2006.

•                  1 April 2006 and 31 March 2009 for the grant made during the year ended 31 March 2007.

For the grants made during the year ended 31 March 2005 and 31 March 2006, 20 per cent of the award would become qualified at 25th percentile performance and increase up to 100 per cent at 75th percentile performance compared with the group of peer companies. For the grant made during the year ended 31 March 2007, 50 per cent of the award would become qualified at 50th percentile performance and increase up to 100 per cent at 75th percentile performance compared with the group of peer companies.

For the grants issued during the year ended 31 March 2005 and 2006, the peer companies include: Boral Limited; Cemex S.A.B. de CV; CRH plc; Florida Rock Industries, Inc.; Hanson plc; Heidelberg Cement AG; Holcim Limited; Lafarge SA; Martin Marietta Materials, Inc.; St. Lawrence Cement Group, Inc.; US Concrete, Inc.; and Vulcan Materials Company. For the grant issued during the year ended 31 March 2007, Eagle Materials, Inc.; Granite Construction, Inc,; and Texas Industries, Inc. were added to the above group.

A pro rata (1/3rd) share of the PSP award grant related to the year ended 31 March 2005, 2006 and 2007, has been included in table 1 in these notes to the financial statements under the heading “Share based incentives – equity.”

The cost of shares granted under the performance share plan are estimated by reference to fair value at the date of grant. Fair value is measured using the binomial pricing model. The weighted average fair value of the 1,804,500 (2006: 2,399,250; 2005: 2,439,200) shares granted under the plan was measured at US$11.91 (2006: US$6.80; 2005: US$3.77).

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

38 Key management personnel (continued)

The following represents the inputs to the binomial pricing model used in estimating fair value:

	2007	2006	2005
Grant date share price:	US$16.29	US$9.32	US$5.47
Risk free rate	5.73%	5.17%	5.70%
Dividend yield	2.00%	2.00%	2.00%
Volatility factor	27.00%	25.00%	25.00%
Weighted average expected life (yrs)	2.9	2.8	3.0

The fair value is being expensed on a straight-line basis over the three year vesting period of each grant. During the fiscal year 2007, US$13.9 million was recorded as expense in respect of the performance share plan. Cash paid for the 2,117,000 (2006: 2,086,750; 2005: 2,439,200) shares acquired on market on behalf of plan participants during the year ended 31 March 2007, totalling US$32.3 million (2006: US$23.7 million; 2005: US$19.9 million), was recorded as a reduction of equity and recognised as shares held in trust in the balance sheet.

Summary of shares granted under the Rinker Performance Summary Plan:

	Number of shares
	2007	2006	2005
Balance at the beginning of the year	4,666,482	2,439,200	—
Granted	1,804,500	2,399,250	2,439,200
Forfeited	(271,975)	(171,968)	—
Vested (a)	(2,254,267)	—	—
Balance at the end of the financial year	3,944,740	4,666,482	2,439,200

(a)          Although the shares granted during the year ended 31 March 2005 are subject to board qualification, shares have fully met the performance criteria based on market performance as at 31 March 2007 and participants have met all requirements of the plan for this specific grant.

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

38 Key management personnel (continued)

Table 2: Fiscal year 2007, 2006 and 2005 performance share plan award for the chief executive and senior executives
(Amounts shown in number of Rinker shares)

		YEAR ENDED			PERFORMANCE
		31 MARCH		PERFORMANCE AT	AT OR ABOVE
		TOTAL NUMBER OF		50TH PERCENTILE	75TH PERCENTILE
NAME		SHARES GRANTED (1)	0% VESTING (2)	TARGET LEVEL (3)	100% VESTING
David Clarke	2007	400,000	0	200,000	400,000
	2006	493,000	0	197,200	493,000
	2005	500,000	0	200,000	500,000
Karl Watson, Jr.	2007	80,000	0	40,000	80,000
	2006	107,000	0	42,800	107,000
	2005	120,000	0	48,000	120,000
Thomas Burmeister	2007	80,000	0	40,000	80,000
	2006	113,000	0	45,200	113,000
	2005	120,000	0	48,000	120,000
Sharon DeHayes	2007	80,000	0	40,000	80,000
	2006	110,000	0	44,000	110,000
	2005	120,000	0	48,000	120,000
David Berger	2007	80,000	0	40,000	80,000
	2006	111,000	0	44,400	111,000
	2005	120,000	0	48,000	120,000
Ira Fialkow	2007	80,000	0	40,000	80,000
	2006	105,000	0	42,000	105,000
	2005	100,000	0	40,000	100,000
Duncan Gage	2007	80,000	0	40,000	80,000
	2006	110,000	0	44,000	110,000
	2005	100,000	0	40,000	100,000
Mike Egan	2007	55,000	0	27,500	55,000
	2006	66,100	0	26,440	66,100
	2005	60,000	0	24,000	60,000
Peter Abraham	2007	35,000	0	17,500	35,000
	2006	45,000	0	18,000	45,000
	2005	35,000	0	14,000	35,000
Debra Stirling	2007	15,000	0	7,500	15,000
	2006	31,000	0	12,400	31,000
	2005	25,000	0	10,000	25,000

(1)          Total number of shares granted represents the maximum number of shares that may be qualified if Rinker’s TSR reaches 75th percentile performance or above when compared to a specified group of peer companies. The chief executive and senior executives are also eligible to receive dividends, returns on capital or other distributions made with respect to these shares. Once the shares are purchased, they may also direct the trustee how to vote these shares. The grant date for the YEM07 grant is 10 May 2006. The grant date for the YEM06 grant is 11 May 2005. The grant date for the YEM05 grant is 21 June 2004.

(2)          For the grants made during the year ended 31 March 2005 and 31 March 2006, 20 per cent of the award would become qualified at 25th percentile performance compared with a group of peer companies. For the grant made during the year ended 31 March 2007, 50 per cent of the award would become qualified at 50th percentile (which is also target) performance compared with a group of peer companies.

(3)          For the grants made during the year ended 31 March 2005 and 31 March 2006, 50th percentile target level performance will result in 40% qualification. For the grant made during the year ended 31 March 2007, 50th percentile target level performance will result in 50% qualification (which is also the minimum performance level).

Rinker Group Limited and its controlled entities

Notes to the consolidated financial statements (continued)

38 Key management personnel (continued)

Rinker cash award share plan (Rinker CASP)

CASP was a long term equity incentive plan for Australian-based senior executives and other executives making key contributions that was also designed to promote the total shareholder return of Rinker shares. This plan mirrored a similar plan operating in CSR Limited at the time of Rinker’s demerger from CSR and was introduced shortly following the demerger. CASP was superseded by PSP, effective from 1 April 2004.

The performance hurdle for shares offered in August 2003 (the only offer made under CASP) was for the percentage increase in Rinker TSR to exceed the percentage increase in the S&P/ASX 200 TSR between 11 August 2003 and any time between 11 August 2006 and 11 August 2008. On the first day following the end of the performance period, 11 August 2006, Rinker’s TSR was 173.5 per cent, compared with the S&P/ASX 200 TSR for the corresponding period of 78.1 per cent. Based on Rinker’s excellent performance during this three year period, the CASP shares, for this one outstanding grant, have fully satisfied the performance hurdle.

The shares cannot normally be withdrawn from CASP until 10 years from the date of grant or until the participant is no longer an employee of any member of the Rinker group, whichever occurs first. Withdrawal of shares from CASP and transfer to a participant requires the approval of the board.

Prior to withdrawal, participants are entitled to any dividend, return of capital or other distribution made in respect of their CASP shares held in the plan on their behalf. Participants may direct the trustee how to vote their shares. In the absence of such directions, the shares will not be voted.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto

Income statement

YEAR ENDED 31 MARCH	NOTE	US$ MILLION 2007	US$ MILLION 2006
Trading revenue — guarantee fees		4.1	2.8
Administration and other operating costs
— General		(11.0)	(12.5)
— Takeover defence costs		(14.5)	—
Other income	2	—	21.2
Other expenses	2	(37.1)	—
Dividend income from controlled entities		495.0	200.0
Profit before finance and income tax expense		436.5	211.5
Interest income	3	22.5	26.5
Profit before income tax expense		459.0	238.0
Income tax benefit (expense)	4	9.4	(12.4)
Net profit attributable to members of Rinker Group Limited		468.4	225.6

Balance sheet

AS AT 31 MARCH	NOTE	US$ MILLION 2007	US$ MILLION 2006
Current assets
Cash and cash equivalents	6	118.5	210.1
Receivables	7	3.7	4.1
Current assets		122.2	214.2

Non-current assets
Receivables	7	321.2	313.6
Other financial assets	8	932.5	1,284.8
Net deferred income tax assets	4	13.3	0.8
Other non-current assets		2.1	0.8
Non-current assets		1,269.1	1,600.0
Total assets		1,391.3	1,814.2

Current liabilities
Payables	9	322.2	167.7
Income tax liabilities		6.8	21.0
Current liabilities		329.0	188.7

Non-current liabilities
Payables	9	0.9	0.8
Provisions	10	0.8	1.0
Non-current liabilities		1.7	1.8
Total liabilities		330.7	190.5
Net assets		1,060.6	1,623.7

Equity
Contributed equity (a)	11	636.0	1,138.7
Shares held in trust	12	(52.3)	(44.2)
Reserves	12	138.5	104.7
Retained profits	12	338.4	424.5
Total equity		1,060.6	1,623.7

(a)             Changes to the then Corporations Law abolished the authorised capital and par value concepts in relation to the share capital from 1 July 1998. Therefore, the Company does not have a limited amount of authorised capital and issued shares do not have a par value.

Notes to the financial statements are annexed.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

Cash flow statement

		US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	NOTE	2007	2006
Cash flows from operating activities
Receipts from customers		4.1	2.8
Payments to suppliers and employees		(19.9)	(10.6)
Dividends received from controlled entities		495.0	200.0
Interest received		23.0	27.1
Income taxes paid		(69.2)	(39.3)
Net receipt of income taxes under tax funding agreement		52.2	53.3
Net cash from operating activities		485.2	233.3

Cash flows from investing activities
Return of capital from controlled entity		352.0	19.9
Loans and receivables repaid		0.9	0.6
Net cash from investing activities		352.9	20.5

Cash flows from financing activities
Dividends paid		(559.2)	(193.5)
Capital return		(347.3)	—
Payments for Rinker Group Limited share buyback		(155.4)	(337.2)
Net financing of controlled entities		129.8	154.0
Payments for shares held in trust		(26.7)	(22.7)
Net cash (used in) financing activities		(958.8)	(399.4)

Net (decrease) increase in cash held		(120.7)	(145.6)
Cash and cash equivalents at the beginning of the financial year		210.1	372.6
Effects of exchange rate changes		29.1	(16.9)
Cash and cash equivalents at the end of the financial year	6	118.5	210.1

Reconciliation of net profit attributable to members of Rinker Group
Limited to net cash from operating activities
Net profit attributable to members of Rinker Group Limited		468.4	225.6
Non cash items:
Share based payments		0.7	0.7
Foreign exchange (gain) loss		37.1	(21.2)
Decrease (increase) in receivables		0.5	0.7
Decrease (increase) in other assets		0.2	—
Increase (decrease) in trade creditors		4.8	1.2
Increase (decrease) in other payables		0.3	(0.1)
Increase (decrease) in provisions		(0.3)	—
Net change in tax balances		(26.5)	26.4
Net cash from operating activities		485.2	233.3

Non-cash financing and investing activities

Investment in controlled entities increased by US$11.7 million as a result of equity-settled share-based payments made on behalf of Rinker Materials Corporation.

Notes to the financial statements are annexed.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

Statement of recognised income and expense

		US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	NOTE	2007	2006

Translation of foreign operations:
Exchange differences taken to equity	12	38.3	(31.8)
Actuarial gain (loss) on defined benefit plans		1.5	—
Income tax on items taken directly to or transferred from equity		(0.4)	0.5
Net income (expense) recognised directly in equity		39.4	(31.3)
Net profit for the period		468.4	225.6
Total recognised income and expense for the period		507.8	194.3

Attributable to:
Members of Rinker Group Limited		507.8	194.3

Notes to the financial statements are annexed.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

1 Significant accounting policies

Basis of accounting

This general purpose financial report is prepared in accordance with the requirements of the Corporations Act 2001, Australian Equivalents to International Reporting Standards (A-IFRS), Interpretations, and complies with other requirements of the law and the Listing Rules of the Australian Stock Exchange Limited.

The financial report has been prepared on the basis of historical cost, except for the revaluation of financial instruments. Cost is based on the fair values of the consideration given in exchange for assets.

In the application of A-IFRS management is required to make judgments, estimates, and assumptions about carrying values of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstance, the results of which form the basis of making the judgments. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

Judgments made by management in the application of A-IFRS that have significant effects on the financial statements and estimates with a significant risk of material adjustments in the next year are disclosed, where applicable, in the relevant notes to the financial statements.

Accounting policies are selected and applied in a manner which ensures that the resulting financial information satisfies the concepts of relevance and reliability, thereby ensuring that the substance of the underlying transactions or other events is reported.

The financial statements were authorised for issue by the directors on 27 April 2007.

Changes in accounting policy

Rinker Group Limited has adopted UIG 4 “Determining Whether an Arrangement Contains a Lease”, effective 1 April 2006. The adoption of this accounting policy has had no impact on the financial statements.

Functional and presentation currency

Results of Rinker Materials’ US operations and results of Readymix’s Australian operations are recorded in their local currencies, which are deemed to be their functional currency. Rinker Materials’ US dollar denominated performance represents approximately 80% of the total Rinker result. Consequently, the directors believe US dollar reporting represents the best measure of the overall Rinker group result.

Rinker Group Limited’s Australian dollar results are translated to US dollar presentation currency using the principles set out in AASB 121 “The Effects of Changes in Foreign Exchange Rates”. Assets and liabilities are translated at the closing rate and income/expense items are translated using an average rate (the closing rate for the month the transactions occurred). All foreign currency translation adjustments are taken directly to the foreign currency translation reserve. The exchange rate used is the Australian 9:55 a.m. hedge settlement rate at the end of each month.

Foreign currency transactions

All foreign currency transactions during the year have been brought to account using the exchange rate in effect at the date of the transaction. Foreign currency monetary items at the reporting date are translated at the exchange rate existing at that date. Exchange differences are brought to account in net profit or loss in the period in which they arise.

Rounding

Unless otherwise shown, the amounts have been rounded to the nearest tenth of a million dollars. Rinker Group Limited is a company of the kind referred to in the Australian Securities and Investments Commission Class Order 98/100 issued 10 July 1998.

Revenue recognition

Guarantee fees are recognised on an accrual basis in accordance with the substance of the relevant agreement. Dividend revenue is recognised on a receivable basis.

Interest income is recognised using the effective interest rate method.

Cash and cash equivalents

Cash is defined as cash at banks and on hand and cash equivalents with original maturities of 90 days or less. Cash equivalents include highly liquid investments which are readily convertible to cash.

Receivables

Receivables are recorded at amortised cost less impairment, if any. The collectibility of receivables is assessed at balance sheet date and specific allowance is made for any doubtful debts.

Investments

Investments in controlled entities are recorded at cost less impairment.

Accounts payable

Trade creditors and other accounts payable are recognised when the parent company becomes obliged to make future payments resulting from the purchase of goods and services.

Provisions

Provisions are recognised when the parent company has a present obligation, the future sacrifice of economic benefits is probable, and the amount of the provision can be measured reliably. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

Impairment of assets

Assets are reviewed annually to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the company estimates the recoverable amount of the cash generating unit to which the asset belongs.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash generating unit) is reduced to its recoverable amount. An impairment loss is recognised in profit and loss immediately. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate of its recoverable amount, but only to the extent that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognised in profit and loss immediately.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

1 Significant accounting policies (continued)

Share-based payments

Equity-settled share-based payments granted after 7 November 2002 that were unvested as of 1 January 2005, are measured at fair value at the date of grant. Fair value is measured by use of a Monte Carlo simulation. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of nontransferability, exercise restrictions, and behavioural considerations. The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straightline basis over the vesting period, based on an estimate of shares that will eventually vest.

When the expense is recorded, a corresponding increase in equity is also recorded. In order to settle share-based payment plans, shares are purchased and included in an employee trust. The shares purchased are recorded as a reduction in equity.

Tax effect accounting

Current tax is calculated by reference to the amount of income taxes payable or recoverable in respect of the taxable profit or tax loss for the period. It is calculated using tax rates and tax laws that have been enacted or substantively enacted by the reporting date. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

Deferred tax is accounted for using the comprehensive balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax base of those items. Deferred tax liabilities are recognised for all taxable temporary differences. Deferred tax assets are recognised to the extent that it is probable that sufficient taxable amounts will be available against which deductible temporary differences or unused losses can be utilised.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates except where the parent company is able to control the reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with these investments are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

Current and deferred tax is recognised as an expense or income in the income statement. When deferred tax items are credited or debited directly to equity, the deferred tax is also recognised directly in equity. When deferred tax arises from the initial accounting for a business combination, it is taken into account in the determination of goodwill.

No provision for withholding tax has been made on undistributed earnings of overseas subsidiaries where there is no intention to distribute those earnings or where the distribution of earnings does not attract withholding tax under both the tax laws of the country where the overseas subsidiary is domiciled and the tax laws of Australia.

Tax consolidation

The parent entity and its Australian wholly-owned entities are part of a tax-consolidated group under Australian taxation law. The head entity within the tax consolidation group for the purposes of the tax consolidation system is Rinker Group Limited.

Goods and services tax (GST)

The Goods and Services Tax (GST) is a tax on the supply of goods and services which is ultimately borne by the consumer but is collected at each stage of the production and distribution chain. The Company accounts for the impact of GST consistent with Urgent Issues Group Interpretation 1031, “Accounting for the Goods and Services Tax”. Revenues and expenses are generally recognised net of the amount of GST. Where the GST incurred on a purchase of goods and services is not recoverable from the taxation authority, the GST is recognised as part of the expense. Non-tax deductible entertainment expenditures are the principal common GST expenditures not recoverable from the taxation authority. The net amount of GST recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the balance sheet.

Cash flows are included in the Cash Flow Statement on a gross basis and the GST component of cash flows arising from investing and financing activities, which is recoverable from, or payable to, the taxation authority are classified as operating cash flows. Commitments and contingencies are disclosed net of the amount of GST recoverable from, or payable to, the taxation authority.

Accounting standards not yet effective

The Australian Accounting Standards Board (AASB) issued additional standards and interpretations which are effective for periods commencing after the date of these financial statements. The following standards and interpretations have not yet been adopted by the group.

•                  Interpretation 8 “Scope of AASB 2” — applicable to annual reporting periods beginning on or after 1 May 2006

•                  Interpretation 9 “Reassessment of Embedded Derivatives” — applicable to annual reporting periods beginning on or after 1 June 2006

•                  Interpretation 10 “Interim Financial Reporting and Impairment” — applicable to annual reporting periods beginning on or after 1 November 2006

•                  AASB 101 “Presentation of Financial Statements” — applicable to annual reporting periods beginning on or after 1 January 2007

•                  AASB 7 “Financial Instruments: Disclosures” — applicable to annual reporting periods beginning on or after 1 January 2007

•                  Interpretation 11 “IFRS 2 — Group and Treasury Share Transactions” — applicable to annual reporting periods beginning on or after 1 March 2007

•                  AASB 8 “Operating Segments” and consequential amendments to other accounting standards resulting from its issue — applicable to annual reporting periods beginning on or after 1 January 2009

•                  Revised IAS 23 “Borrowing Costs” — applicable to annual reporting periods beginning on or after 1 January 2009

The group does not anticipate that the adoption of these standards and interpretations will have a material effect on its financial statements on initial adoption. Upon adoption of AASB 7, the group will be required to disclose additional information about financial instruments, including greater detail as to its risk disclosure. There will be no effect on reported earnings or net assets.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

2 Other income and expenses

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Other income
Foreign exchange gains	—	21.2
Total other income	—	21.2

Expenses
Foreign exchange losses	37.1	—
Total other expenses	37.1	—

3 Interest income

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Short-term interest income from
— wholly-owned group	15.2	15.2
— other	7.3	11.3
Total interest income	22.5	26.5

4 Income tax

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Income tax expense
Reconciliation of income tax expense charged to the income statement with income tax calculated on profit before income tax expense:

Profit before income tax expense	459.0	238.0

Income tax expense calculated at 30%	137.7	71.4
Increase (decrease) in income tax expense due to
Income tax (over) under provided in previous years	(0.2)	—
Non assessable foreign income	(148.5)	(60.0)
Non-tax deductible other expenditure	1.6	1.0
Total income tax expense (benefit) on profit from ordinary activities	(9.4)	12.4

Total income tax expense comprises
— current income tax expense	3.1	0.2
— additions to (deductions from) provision for deferred income tax liability	—	(0.2)
— deductions from (additions to) deferred income tax assets	(12.5)	12.4
Total income tax expense (benefit) on profit from ordinary activities	(9.4)	12.4

Tax consolidation

Rinker Group Limited and its wholly-owned Australian resident entities have formed a tax-consolidated group with effect from 12 April 2003 and are therefore taxed as a single entity from that date. The head entity within the tax-consolidated group is Rinker Group Limited. Tax expense, deferred tax liabilities and deferred tax assets arising from temporary differences for the entities within the tax-consolidated group are calculated using the ‘stand alone taxpayer’ basis. Current tax liabilities and assets of the entities within the taxconsolidated group are recognised by the head entity in the tax-consolidated group (Rinker Group Limited).

Entities within the tax-consolidated group have entered into a tax funding arrangement and a tax-sharing agreement with the head entity. Under the terms of the tax funding arrangement each of the entities in the tax-consolidated group has agreed to pay to or receive from the head entity its current tax liability or tax asset. Such amounts are recorded in the balance sheet of the head entity in amounts receivable from or payable to other entities in the tax-consolidated group.

The tax sharing agreement provides for the allocation of income tax liabilities between the members of the tax consolidated group should the head entity default on its tax payment obligations. No amounts have been recognised in the financial statements in respect of this agreement as payment of any amounts under the tax sharing agreement is considered remote.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

4 Income tax (continued)

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
The components of income tax expense consist of the following:
— Current	3.1	0.2
— Deferred	(12.5)	12.2
Total income tax expense	(9.4)	12.4

BALANCE SHEET	US$ MILLION	US$ MILLION
AS AT	2007	2006
Deferred income tax as at 31 March relates to the following:

Deferred income tax assets:
Provisions and payables	0.5	0.6
Unrealised foreign exchange	10.8	—
Other	2.9	0.8
Total deferred income tax assets	14.2	1.4
Deferred income tax liabilities:
Defined benefit superannuation	0.6	0.2
Accrued interest income	0.1	0.3
Other	0.2	0.1
Total deferred income tax liabilities	0.9	0.6

Net deferred income tax asset recognised	13.3	0.8

There are no unrecognised tax losses or deferred tax assets relating to temporary differences.

5 Dividends

Information on dividends paid by Rinker Group Limited is set out in Note 9 to the consolidated financial statements.

6 Cash and cash equivalents

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Cash at banks and on hand	3.5	0.8
Short-term deposits	115.0	209.3
Cash and cash equivalents	118.5	210.1

7 Receivables

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Current
Amounts owing by controlled entities	3.2	3.2
Other loans and receivables	0.5	0.9
Total current receivables	3.7	4.1

Non-current
Other loans and receivables	0.4	1.2
Amounts owing by controlled entities (a)	320.8	312.4
Total non-current receivables	321.2	313.6

(a)          Includes loans of US$300.0 million at an average interest rate of 5% for all periods presented.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

8 Other financial assets

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Investment in controlled entities at cost (a)	932.5	1,284.8
Total other financial assets	932.5	1,284.8

(a)          Reduction is mainly due to capital return received from a controlled entity.

9 Payables

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Current
Amounts owing to controlled entities	312.9	163.6
Other payables	9.3	4.1
Total current payables	322.2	167.7

Non-current
Other payables	0.3	0.3
Other loans	0.6	0.5
Total non-current payables	0.9	0.8

10 Provisions

	US$ MILLION	US$ MILLION
AS AT 31 MARCH	2007	2006
Non-current
Directors’ retirement allowance	0.8	1.0
Total non-current provisions	0.8	1.0

11 Contributed equity

Information related to contributed equity is summarised in Note 23 of the consolidated financial statements.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

12 Reconciliation of changes in shareholders’ equity

	US$ MILLION	US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Shares held in trust
Balance at the beginning of the financial year	(44.2)	(21.1)
Shares purchased and held in trust	(27.0)	(23.1)
Vested shares transferred to equity reserve	18.9	—
Balance at the end of the financial year	(52.3)	(44.2)

Foreign currency translation reserve
Balance at the beginning of the financial year	81.2	113.0
Exchange differences relating to overseas net assets net gain (loss) on translation	38.3	(31.8)
Balance at the end of the financial year	119.5	81.2

Equity based compensation reserve
Balance at the beginning of the financial year	13.6	4.4
Compensation on share-based transactions	14.3	8.7
Shares transferred from shares held in trust	(18.9)	—
Tax impact of equity based compensation	0.1	0.5
Balance at the end of the financial year	9.1	13.6

Capital reserves
Balance at the beginning of the financial year	9.9	9.9
Balance at the end of the financial year	9.9	9.9

Retained profits
Balance at the beginning of the financial year	424.5	393.3
Actuarial gain (loss) on employee benefits	1.5	—
Tax impact of employee benefits	(0.4)	—
Net profit attributable to members of Rinker Group Limited	468.4	225.6
Total available for appropriation	894.0	618.9
Dividends	(555.6)	(194.4)
Balance at the end of the financial year	338.4	424.5

Total shareholders’ equity attributable to members of Rinker Group Limited (Note 11 & 12)	1,060.6	1,623.7

13 Contingent liabilities

US$ MILLION
YEAR ENDED 31 MARCH	2007	2006
Contingent liabilities, capable of estimation, arise in respect of the following categories
Guarantees given by the parent company in respect of amounts borrowed by
— Rinker Materials Corporation	1,089.0	634.9
— Rinker Materials (Tianjin) Co Ltd	7.8	9.3
Total contingent liabilities	1,096.8	644.2

The parent company has also guaranteed interest rate swaps with a notional value of US$125 million (2006: US$250 million) to which a controlled entity is a party.

Rinker Group Limited — parent entity

Parent company financial statements and notes thereto (continued)

14 Auditors’ remuneration

US$ THOUSAND
YEAR ENDED 31 MARCH	2007	2006
Auditing and reviewing the financial report of the parent entity	435	427
Auditor of parent entity — Deloitte Touche Tohmatsu in Australia	51	35
Deloitte Touche Tohmatsu outside of Australia	486	462

Audit related services
— Deloitte Touche Tohmatsu in Australia	—	—
— Deloitte Touche Tohmatsu outside of Australia	—	—
	—	—
Other Fees (a):
— Deloitte Touche Tohmatsu in Australia	218	184
— Deloitte Touche Tohmatsu outside of Australia	55	79
	273	263
Total auditors’ remuneration	759	725

(a)          Other fees relate to acquisition due diligence work and scrutineering.

15 Key management personnel

Information on compensation for Key Management Personnel is included in Note 38 of the consolidated financial statements.

16 Particulars relating to controlled entities

Information on controlled entities is included in Note 36 of the consolidated financial statements.

17 Related party information

Transactions within the wholly-owned group

During the year the parent company advanced and repaid loans, sold and purchased goods and services, and provided accounting and administrative assistance to its wholly-owned controlled entities on commercial terms and conditions.

The parent company has recognised tax payable for all Australian wholly-owned group companies as a result of the election to be treated as a consolidated group for income tax purposes. The members of the tax consolidation group have entered into a Tax Sharing Deed with the parent company. The parent entity is entitled to recover from each group member the amount of tax expense that would have been assessed on that group member had it been a stand-alone entity.

Other than as described above, no material amounts were receivable from, or payable to, related parties as at 31 March 2007, and no material transactions with related parties occurred during the year except as detailed in the financial statements.

Information on Directors and Director Related Entities and transactions with Directors and Director Related Entities is set out in Note 32 to the consolidated financial statements.

18 Superannuation commitments

Rinker Group Limited participates in a number of superannuation funds in Australia. The funds provide benefits either on a defined benefit or cash accumulation basis, for employees on retirement, resignation or disablement, or to their dependants on death.

Information on superannuation commitments of the parent entity is set out in Note 33 to the consolidated financial statements.

19 Impairment testing

Information on impairment testing is included in Note 30 of the consolidated financial statements. There were no impairments recorded in the parent entity during the current or prior financial year.

Rinker Group Limited and its controlled entities

Directors’ declaration

ABN: 53 003 433 118

Declaration by directors on the financial statements and notes thereto set out on pages 1 to 54.

The directors declare that:

(a)          in our opinion there are reasonable grounds to believe that the company will be able to pay its debts as and when they become due and payable;

(b)         in our opinion the financial statements and notes thereto are in accordance with the Corporations Act 2001 (the ‘Act’) including:

(i)             section 296 of the Act (compliance with accounting standards); and

(ii)          section 297 of the Act (true and fair view); and

(c)          the directors have been given the declarations required by section 295A of the Act.

Signed in accordance with a resolution of the directors made pursuant to section 295(5) of the Act.

John Morschel
Chairman

David Clarke
Chief Executive and Managing Director

27 April 2007

Deloitte Touche Tohmatsu

ABN 74 490 121 060

Grosvenor Place

225 George Street

Sydney NSW 2000

PO Box N250 Grosvenor Place

Sydney NSW 1217 Australia

DX 10307SSE

Tel: +61 (0) 2 9322 7000

Fax: +61 (0) 2 9322 7001

www.deloitte.com.au

Independent audit report to the members of rinker group limited

Scope

The financial report and directors’ responsibility

The financial report comprises the balance sheet, income statement, cash flow statement, statement of recognised income and expense, a summary of significant accounting policies and other explanatory notes and the directors’ declaration for both Rinker Group Limited (the company) and the consolidated entity, for the financial year ended 31 March 2007 as set out on pages 1 to 55. The consolidated entity comprises the company and the entities it controlled at the year’s end or from time to time during the financial year.

The directors of the company are responsible for the preparation and true and fair presentation of the financial report in accordance with Accounting Standards in Australia and the Corporations Act 2001. This includes responsibility for the maintenance of adequate financial records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Audit approach

We have conducted an independent audit of the financial report in order to express an opinion on it to the members of the company. Our audit has been conducted in accordance with Australian Auditing Standards to provide reasonable assurance whether the financial report is free of material misstatement. The nature of an audit is influenced by factors such as the use of professional judgement, selective testing, the inherent limitations of internal controls, and the availability of persuasive rather than conclusive evidence. Therefore, an audit cannot guarantee that all material misstatements have been detected.

We performed procedures to form an opinion whether, in all material respects, the financial report is presented fairly in accordance with Accounting Standards in Australia and the Corporations Act 2001 so as to present a view which is consistent with our understanding of the company’s and the consolidated entity’s financial position, and performance as represented by the results of their operations, their changes in equity and their cash flows.

Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial report, and the evaluation of accounting policies and significant accounting estimates made by the directors.

While we considered the effectiveness of management’s internal controls over financial reporting when determining the nature and extent of our procedures, our audit was not designed to provide assurance on internal controls.

The audit opinion expressed in this report has been formed on the above basis.

Liability limited by a scheme approved under Professional Standards Legislation.	Member of Deloitte Touche Tohmatsu

Audit opinion

In our opinion, the financial report of Rinker Group Limited is in accordance with the Corporations Act 2001, including:

(a)          giving a true and fair view of the company’s and consolidated entity’s financial position as at 31 March 2007 and of their performance for the year ended on that date; and

(b)         complying with Accounting Standards in Australia and the Corporations Regulations 2001.

DELOITTE TOUCHE TOHMATSU

G Couttas
Partner

Chartered Accountants

Sydney, 27 April 2007

Liability limited by a scheme approved under Professional Standards Legislation.	Member of Deloitte Touche Tohmatsu

Contact details and shareholder information

Rinker Group Limited

ABN 53 003 433 118

Level 8, Tower B

799 Pacific Highway

Chatswood NSW 2067

Australia

PO Box 5697

West Chatswood NSW 1515

Australia

Telephone (02) 9412 6600

International +61 2 9412 6600

Facsimile (02) 9412 6601

International +61 2 9412 6601

www.rinker.com

Share registry enquiries

Computershare Investor Services Pty Limited

Level 3, 60 Carrington Street

Sydney NSW 2000

Australia

GPO Box 7045

Sydney NSW 2001

Australia

Telephone 1800 030 202

International +61 3 9415 4086

Facsimile (02) 8234 5050

International +61 2 8234 5050

Email web.queries@computershare.com.au

Investor and analyst enquiries

Manager Investor Services

Corporate Affairs and Investor Relations

Telephone (02) 9412 6608

International +61 2 9412 6608

Facsimile (02) 9412 6611

International +61 2 9412 6611

Email investorrelations@rinker.com.au

www.rinker.com

American depositary receipts

JPMorgan Service Center

PO Box 3408

South Hackensack, NJ 07606-3408

USA

Telephone 1 800 990 1135 (US domestic toll free)

International +1 201 680 6630

Email adr@jpmorgan.com

www.adr.com